As filed with the Securities and Exchange Commission on February 29, 2012

Registration No. _______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Quinko-Tek International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	5020	45-0676267
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1855 Hymus Blvd.
Dorval, Quebec
Canada H9P 1J8
Tel: (514) 685-2707
Fax: (514) 685-5920
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
1645 Village Center Circle, Suite 170
Las Vegas, NV 89134
Tel: 888-528-2677
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gregg E. Jaclin, Esq. Anslow + Jaclin, LLP 195 Route 9 South, Suite 204 Manalapan, New Jersey 07726 Tel: (732) 409-1212 Fax: (732) 577-1188

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation OF Registration Fee

Title of Each Class Of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	4,005,640	$0.033	$132,186.12	$15.15

This Registration Statement covers the resale by our selling shareholders of up to 4,005,640 shares of common stock previously issued to such selling shareholders. The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange and in accordance with Rule 457; the offering price was determined by the price of the shares that were sold to our shareholders in a private offering. The price of $0.033 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC BB, nor can there be any assurance that such an application for quotation will be approved.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion on , 2012

4,005,640 shares of common stock

Quinko-Tek International, Inc.

This prospectus relates to periodic offers and sales of 4,005,640 shares of our common stock by the selling security holders.

Our common stock is presently not traded on any market or securities exchange. The 4,005,640 shares of our common stock can be sold by selling security holders at a fixed price of $0.033 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.  There is no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.  In the absence of a trading market or an active trading market, investors may be unable to liquidate their investment or make any profit from the investment.

Investing in our securities involves a high degree of risk.  See “Risk Factors” beginning on page 2 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2012

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision.

“We,” “us,” “our company,” “our,” “Quinko” and the “Company” refer to the combined business Quinko-Tek International, Inc. and its consolidated subsidiaries, but do not include the shareholders of Quinko-Tek International, Inc.

Business Overview

We were incorporated under the laws of the State of Nevada on December 28, 2010.  We are a holding company and conduct our operations through our subsidiary in Canada named 152724 Canada Inc. (“CanCo”). CanCo was incorporated in 1986 and is headquartered in Montreal, Canada. It is a wholesaler and importer of hardware for the furniture and cabinet trade.

In August 2011, we completed a private placement offering by selling 4,005,640 shares of common stock to 111 non-U.S. investors for approximately $130,000.

On December 12, 2011, we formed a company named Quinko-Tek Call Corp. (“CallCo”) in accordance with the Business Corporations Act (Ontario) whereby CallCo became our wholly owned subsidiary. On the same day, we formed a company named Quinko-Tek Acquisition Corp. (“AcquisitionCo”) in accordance with the Business Corporations Act (Ontario) whereby AcquisitionCo becames a wholly owned subsidiary of CallCo.

On January 26, 2012, we completed a series of transaction by entering into a share exchange agreement, rollover agreement, support agreement, and voting and trust exchange agreement with certain parties. As a result, CanCo become our wholly owned subsidiary. See “Corporate History and Structure” of this prospectus.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed in the section titled “Risk Factors,” beginning on page 2.

Corporate Information

The address of our principal executive office is at 1855 Hymus Blvd., Dorval, Quebec, Canada H9P 1J8, and our telephone number is (514) 685-2707. We maintain a website at www.quinkotek.com. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Shares of common stock offered by selling shareholders	4,005,640

Shares of common stock outstanding before the offering	7,843,831 (not including 8,133,309 shares of common stock to be issued upon conversion of the Exchangeable Shares of AcquisitionCo)

Shares of common stock outstanding after the offering	7,843,831 (not including 8,133,309 shares of common stock to be issued upon conversion of the Exchangeable Shares of AcquisitionCo)

Terms of the offering	The selling shareholders will determine when and how they will sell the securities offered in this prospectus.

Use of proceeds	We will not receive proceeds from the resale of shares by the selling shareholders.

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” below.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities.  The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment.

Risks Relating to Our Business

The effects of the recent global economic slowdown may continue to have a negative impact on our business, results of operations or financial condition.

The recent global economic slowdown has caused disruptions and extreme volatility in global financial markets, increased rates of default and bankruptcy, and declining consumer and business confidence, which has led to decreased levels of consumer spending. These macroeconomic developments have and could continue to negatively impact our business, which depends on the general economic environment and levels of consumer spending in Canada and other parts of the world that affect not only the ultimate consumer, but also retailers. As a result, we may not be able to maintain or increase our sales to existing customers, make sales to new customers, or maintain or improve our earnings from operations as a percentage of net sales. If the global economic slowdown continues for a significant period or continues to worsen, our results of operations, financial condition, and cash flows could be materially adversely affected.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to expand our sourcing and supplier network, as well as to increase our sales to the United States. We cannot assure you that we will be able to successfully overcome the obstacles and establish our products in the United States or expand our sales network. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

We currently do not have any agreement with our suppliers or customers. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, our business operations and financial results will be adversely affected.

We currently do not have any agreement with our suppliers or customers. We do not know if these suppliers or customers will continue to cooperate with us although we have good relationships with them. Also, the terms of the transactions are not guaranteed and may be changed from time to time or subject to negotiation based on supply and demand. If these suppliers decide not to provide us products or these customers decide not to purchase products from us, or if the terms of the transaction negatively change, our revenues and operations will be adversely affected.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms, we may not be able to expand our production lines and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States and Canada, and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Need for additional employees.

Our future success also depends upon our continuing ability to attract and retain highly qualified personnel. Expansion of our business and the management and operation will require additional managers and employees with industry experience, and our success will be highly dependent on our ability to attract and retain skilled management personnel and other employees. There can be no assurance that we will be able to attract or retain highly qualified personnel. Competition for skilled personnel in our industries is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

Our future success is dependent, in part, on the performance and continued service of Ira Kroo, our president and director. Without his continued service, we may be forced to interrupt or eventually cease our operations.

Our success depends to a significant degree on the services rendered to us by our key employees.  If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected. In particular, we are heavily dependent on the continued services of Ira Kroo, our president and director. Without his continued service, we may be forced to interrupt or eventually cease our operations. The loss of any key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry could harm our business.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our success will depend, in part, on our ability to obtain and maintain protection in Canada and the United States for certain intellectual property incorporated into our products. Our intellectual properties may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our trademark protection and force us to incur unanticipated costs.

We may incur significant costs to be a public company to ensure compliance with U.S corporate governance and accounting requirements and we may not be able to absorb such costs.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. Securities Laws.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining of internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934 which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Nevada corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the Angola or any other countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Our Securities

We have never declared or paid any cash dividends or distributions on our capital stock. And we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The offering price of our common stock was determined based on the price of our private offering, and therefore should not be used as an indicator of the future market price of the securities. Therefore, the offering price bears no relationship to our actual value, and may make our shares difficult to sell.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.033 per share for the shares of common stock was determined based on the price of our private offering. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

You will experience dilution of your ownership interest because of the future issuance of additional shares of our common stock and our preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 160,000,000 shares of capital stock consisting of 150,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes.

Our common stock is considered a penny stock, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

If our common stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

There is no assurance of a public market or that our common stock will ever trade on a recognized stock exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 10,000,000 shares of undesignated preferred stock, of which one (1) share is designated as share of Series A Preferred Stock.  Please see “Description of Securities—Series A Preferred Stock.”  Our Board of Directors has the power to issue any or all of the shares of preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval.  Our Board of Directors may, in the future, consider adopting additional anti-takeover measures. The authority of our board of directors to issue undesignated stock and the anti-takeover provisions of Nevada law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of us that are not approved by our Board of Directors.  As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the sale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Regulation S promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders. However, in the future if we decide to issue more shares our existing shareholders will experience dilution.

MARKET FOR OUR SECURITIES AND RELATED SHAREHOLDER MATTERS

There is presently no established public trading market for our shares of common stock. We anticipate on applying for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms apart. However, we can provide no assurance that our shares of common stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders

As of the date of this prospectus, we had 112 shareholders of our common stock.

Transfer Agent and Registrar

Island Stock Transfer Company is currently the transfer agent and registrar for our common stock. Its address is 15500 Roosevelt Boulevard, Suite 301, Clearwater, Florida 33760. Its phone number is (727) 289-0010.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

We presently do not have any equity based or other long-term incentive programs. In the future, we may adopt and establish an equity-based or other long-term incentive plan if it is in the best interest of the Company and our shareholders to do so.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The information and financial data discussed below is derived from the audited financial statements of CanCo for its fiscal years ended January 31, 2011 and 2010, and the unaudited financial statements of CanCo for its nine month periods ended October 31, 2011 and 2010.  The financial statements of CanCo were prepared and presented in accordance with generally accepted accounting principles in the United States. The information and financial data discussed below is only a summary and should be read in conjunction with the historical financial statements and related notes of CanCo contained elsewhere in this prospectus. The financial statements contained elsewhere in this prospectus fully represent CanCo’s financial condition and operations; however, they are not indicative of the Company’s future performance.

Company Overview

We were incorporated under the laws of the State of Nevada on December 28, 2010.  We are a holding company and conduct our operations through our subsidiary in Canada named 152724 Canada Inc. (“CanCo”). CanCo was incorporated in 1986 and is headquartered in Montreal, Canada. It is a wholesaler and importer of hardware for the furniture and cabinet trade.

In August 2011, we completed a private placement offering by selling 4,005,640 shares of common stock to 111 non-U.S. investors for approximately $130,000.

On December 12, 2011, we formed a company named Quinko-Tek Call Corp. (“CallCo”) in accordance with the Business Corporations Act (Ontario) whereby CallCo became our wholly owned subsidiary. On the same day, we formed a company named Quinko-Tek Acquisition Corp. (“AcquisitionCo”) in accordance with the Business Corporations Act (Ontario) whereby AcquisitionCo became a wholly owned subsidiary of CallCo.

On January 26, 2012, we completed a series of transactions by entering into a share exchange agreement, rollover agreement, support agreement, and voting and trust exchange agreement with certain parties. As a result, CanCo became our wholly owned subsidiary. See “Corporate History and Structure” of this prospectus.

We plan to take the following action to implement our business plan and maintain our growth:

-	Continue expansion and growth in the United States and regions of Canada outside Quebec;
-	Introduce additional product lines branded under the Q-Line Elite trademark. We hope that each of these new lines will offer new or better options to customers than existing similar product choices;
-	Strengthen or establish new relationships with manufacturing partners who offer unique and exceptional product lines of their own;
-	Increase investment in web based marketing and on-line ordering capabilities;
-	Increase investment in internal operational procedures to enable better inventory control and even better delivery of service and advice; and
-	Further develop relationships with existing customers and expansion of products they are currently purchasing.

Foreign Currency Risk

We make purchases and sales in both Canadian (CAD) and USD in the normal course of business. A significant percentage of our goods are purchased in US dollars. A significant percentage of our sales are made in Canadian dollars.

To offset the risk involved in fluctuations in the CAD/USD exchange rate, we have strategically been increasing our sales denominated in USD, even to our Canadian customers. As well, sales to the U.S. market are made in USD. In addition, we use a very conservative policy with regard to our CAD selling prices, including as part of our costing model a significant factor to protect against a negative foreign exchange move.

Finally, we monitor daily the changes in the CAD/USD exchange rate and where appropriate we either cover our USD requirements in spot purchases or protect us with the purchase of futures.

Results of Operations

The following table summarizes changes in selected operating indicators of the Company, illustrating the relationship of income and expense items to net earnings (loss) for the respective periods presented (components may not add or subtract to totals due to rounding):

	For the Nine Months Ended October 31,		For the Three Months Ended October 31,		For the Year Ended January 31,
	2011	2010	2011	2010	2011	2010
Sales	$8,775,575	$7,642,502	$2,893,758	$2,481,683	$9,912,698	$8,081,931
Cost of Goods Sold	5,900,789	5,166,502	1,935,664	1,684,889	6,698,077	5,689,781
Gross Profit	2,874,786	2,476,000	958,094	796,794	3,214,621	2,392,150
Total Operating Expenses	2,759,743	2,361,727	889,036	802,646	3,127,883	2,617,009
Forgiveness of debt – loans payable	-	-	-	-	-	54,567
Forgiveness of debt – advances from related parties	-	-	-	-	974,300	-
Current Income Taxes (recovery)	39,177	37,509	18,894	-	44,233	-
Net Earnings (Loss)	75,866	76,764	50,164	(5,852)	880,403	(90,048)
Other Comprehensive Income (Foreign currency translation)	2,295	6,120	3,303	(174)	11,199	(12,880)
Comprehensive Income	$78,161	$82,884	$53,467	$(6,026)	$891,602	$(102,928)

Results of Operations for the Nine Months Ended October 31, 2011 as Compared to the Nine Months Ended October 31, 2010

For the nine months ended October 31, 2011, sales continued to increase and gross profit continued to improve. Growth came in all sectors of operations, both from existing customers and product groups as well as from new customers and new product introductions. Particularly, we gained important growth in the U.S. market, both in terms of a number of new customers and in terms of growth in sales. The markets we have chosen to focus on have been positively responding to the Company’s products and services. We plan to continue our strategies- of expanding into the U.S. markets.

Sales

Sales for the nine months ended October 31, 2011 were approximately $8.78 million as compared to approximately $7.64 million for the same period in 2010, reflecting an increase of 14.9%. The increase in sales during this period is mostly attributed to an increase in the number of customers, the Company’s continued implementation of its strategy to expand into new markets and expand its product lines, and the benefits of a higher average CAD/USD exchange rate.

For the nine months ended October 31, 2011, the number of our U.S. customers increased by 52% as compared to the same period in 2010. and therefore the Sales in the U.S. market increased by 37% during the nine months ended October 31, 2011. For the nine months the percentage of sales from the U.S. market compared to the total sales increased from 4.7% in 2010 to 6.3% in 2011 (of a higher total). For the three months the percentage of sales from the U.S. market compared to the total sales increased from 4.8% in 2010 to 8% in 2011 (of a higher total).

We also continued our expansion into the retail home renovation center section and entered into new geographic regions such as western Canada.

We were also the beneficiary of a higher average CAD/USD exchange rate. The average exchange rate for the nine months ended October 31, 2011was 1.0199 versus an average exchange rate for the same period in 2010 of .9678. Without this foreign exchange translation, the increase in sales was 8.96%.

Cost of Goods Sold

Cost of goods sold for the nine months of ended October 31, 2011 was approximately $5.90 million as compared to approximately $5.17 million for the same period in 2010. This represents an increase of 14.21%. The increase can be attributed to increased purchases during the period to support the increased sales and a higher average CAD/USD exchange rate, which added 5.83% to the increase in cost of goods sold when translated into USD.

Gross Profit

Gross profit for the nine months  October 31, 2011 was approximately $2.87 million as compared to approximately $2.48 million for the same period in 2010. Gross profit margin improved from 32.40% to 32.76%.

Total Operating Expenses

Total operating expenses for the first nine months of 2011 were approximately $2.76 million as compared to approximately $2.36 million for the same period in 2010, reflecting an increase of 16.85%. The increase can be mostly attributed to continued investment in U.S. operations.  In July 2010, we opened a warehouse facility in Maryland and engaged a manager responsible for opening the Mid-Atlantic market. We plan to continue to expand this operation going forward.

We also significantly increased investment in displays for the retail home renovation programs in 2011 in order to support our penetration of the sector. Furthermore we hired additional personnel in the Montreal operation in order to handle the increased volume and implemented training programs in preparation for continued growth in the future.

The higher average CAD/USD exchange rate in this period used in the translation of the expenses to the reporting currency also added 5.97% to the increase.

Net Earnings (Loss)

As a result of the above factors, net earnings for the nine months  October 31, 2011 were $75,866 as compared to $76,764 for the same period in 2010, reflecting a slight decrease of 1.17%. The decrease was primarily attributable to the increase expenses for the U.S. operations.

Results of Operations for the Three Months Ended October 31, 2011 as Compared to the Three Months Ended October 31, 2010

Sales

Sales for the three months ended October 31, 2011 were approximately $2.89 million as compared to approximately $2.48 million for the three months ended October 31, 2010, reflecting an increase of 16.6%. The increase in sales during this period is mostly attributed to an increase in the number of customers, the Company’s continued implementation of its strategy to expand into new markets, expansion of our product lines, and the benefits of a higher average CAD/USD exchange rate.

For the three months ended October 31, 2011, we continued growth in the U.S. market by gaining new customers. We also continued expansion into the retail home renovation center section and entered into new geographic regions such as western Canada.

We were also the beneficiary of a higher average CAD/USD exchange rate. The average exchange rate for the three months ended October 31, 2011 was .9998 versus an average exchange rate for the same period in 2010 of .9701. Without this foreign currency translation, the increase in sales in our reporting currency was 13.14%.

Cost of Goods Sold

Cost of goods sold for the three months ended October 31, 2011 was approximately $1.94 million as compared to approximately $1.68 million for the three months ended October 31, 2010. This represents an increase of 14.88%. The increase can be attributed to increased purchases during the period to support the increased sales and a higher average CAD/USD exchange rate, which added 3.41% to the increase in the cost of goods sold when translated into USD.

Gross Profit

Gross profit for the three months ended October 31, 2011 was approximately $0.96 million as compared to approximately $0.8 million for the three months ended October 31, 2010. Gross profit margin for the quarter improved year over year from 32.11% to 33.11%.

Total Operating Expenses

Total operating expenses for the three months ended October 31, 2011 were approximately $0.89 million as compared to approximately $0.8 million for the three months ended October 31, 2010, reflecting an increase of 10.76%. The increase can be mostly attributed to the Company engaging additional personnel in the Montreal operations in order to handle the increased volume and in preparation for continued growth in the future by implementing training programs. Additional financial expenses reflected additional borrowing in order to finance operations.

Net Earnings (Loss)

As a result of the above factors, net earnings for the three months ended October 31, 2011 were $50,164 as compared to a loss of $5,852 for the three months ended October 31, 2010.

Results of Operations for the Year ended January 31, 2011 as Compared to the Year ended January 31, 2010

During the year ended January 31, 2011, expansion and investing in U.S. market was a key strategy of the Company. We were able to increase our sales and gross profit during this period, mainly due to increase in number of new customers and introduction of new products.  During the year, we continued our penetration into the U.S. market.

Sales

Sales for the year ended January 31, 2011 were approximately $9.91 million as compared to approximately $8.08 million for the year ended January 31, 2010, reflecting an increase of 22.65%. The increase was mainly due to an increase in customer base and the Company’s expansion geographically to both eastern Canada and U.S. mid-Atlantic markets during the period.

We were also the beneficiary of a higher average CAD/USD exchange rate.  The average exchange rate for the year ended January 31, 2011 was .9743 versus .8916 for the year ended January 31, 2010. This added 10.41% to the increase. Without this foreign currency translation addition, the increase in sales was 12.24%.

Cost of Goods Sold

Cost of goods sold for the year ended January 31, 2011 was approximately $6.7 million as compared to approximately $5.69 million for the year ended January 31, 2010. This represents an increase of 18.32%. The increase can be attributed to increased purchases during the period to support the increased sales and the changes in the CAD/USD exchange rate. The average CAD/USD exchange rate was lower during the period. Without this foreign currency translation difference, the cost of goods sold would have been 7.73% higher during the year ended January 31, 2011.

Gross Profit

Gross profit for the year ended January 31, 2011 was approximately $3.21 million as compared to approximately $2.39 million for the year ended January 31, 2010. This represents an improvement in gross profit margin from 29.6% to 32.43%. This improvement is primarily a consequence of changes to the mix of products sold and specific management of pricing policies (price lists) designed to increase the overall gross profit.

Total Operating Expenses

Total operating expenses for the year ended January 31, 2011 were approximately $3.13 million as compared to approximately $2.62 million for the year ended January 31, 2010, reflecting an increase of 19.52%. The increase is due to our expansion and investment in the U.S. market during this period.  There was no significant expense related to U.S. operations for the year ended January 31, 2010.  This component alone added $103,940 to expenses or 3.32%. The increased financial expense reflected additional borrowing in order to finance operations.

The average CAD/USD exchange rate was also higher over the period. This added 10.14% to the increase. Without this foreign currency translation difference, the increase in total operating expenses would have been 9.38%.

Forgiveness of Debt – Advances from Related Parties

For the year ended January 31, 2011, we were the beneficiary of a forgiveness of debt in the amount of $974,300. This was a non-cash transaction. Over the history of CanCo, Vinn Investments, a company controlled by Emil Kroo, had loaned significant amounts to CanCo in order to maintain liquidity and provide working capital. Emil Kroo was formerly a principal shareholder of CanCo and is the father of a current principal shareholder of the Company. On May 4, 2010, Vinn Investments forgave $974,300 of the advances owing by CanCo. See “Certain Relationships and Related Transactions.”

Net Earnings (Loss)

As a result of the above factors, net earnings for the year ended January 31, 2011 were $880,403 as compared to a loss of $90,048 for the year ended January 31, 2010.

Liquidity and Capital Resources

As of October 31, 2011, CanCo had current assets of $6,302,111 and current liabilities of $5,372,146. The following table provides a summary of CanCo’s net cash flows from operating, investing, and financing activities.

	For the Nine Months Ended October 31,		For the Year Ended January 31,
	2011	2010	2011	2010
Cash used in operating activities	$(370,001)	$(448,851)	$(341,886)	$(14,479)
Cash provided by financing activities	389,663	502,072	407,002	62,646
Cash used in investing activities	(21,957)	(47,101)	(65,116)	(48,167)
Net change in cash	-	-	-	-
Cash, beginning of period	-	-	-	-
Cash, end of period	$-	$-	$-	$-

Cash used in operating activities

Cash used in operating activities increased by $78,850 for the nine months ended October 31, 2011 as compared to the nine months ended October 31, 2010.  This reflects a significant increase in accounts receivable and a decrease in accounts payable partially offset by a reduction in inventory and net earnings.

Cash used in operating activities decreased by $327,407 for the year ended January 31, 2011 as compared to the year ended January 31, 2010.  This reflects a significant increase in inventory offset partially by a significant increase in accounts payable. It should be noted that $212,000 of the inventory increase is directly attributable to the difference in the value of the CAD versus USD on January 31, 2011 (.9985) as compared to January 31, 2010 (.9352). The increase in inventory in the reporting currency was $1.144 million. It should also be noted that the Company imports a significant amount of its product from China which each year has a three week suspension in production beginning in the second half of January. Consequently, we must purchase significant quantities of product just prior to this temporary shutdown and these goods that are in transit as of the fiscal year end of the Company are included in the inventory asset on the balance sheet.

Cash provided by financing activities

Cash provided by financing activities was $389,663 for the nine months ended October 31, 2011 which consisted of proceeds from bank indebtedness, proceeds of loans payable and advances from related parties. For the nine months ended October 31, 2010, the Company received $502,072 from financing activities. Increased use of the Company’s line of credit and short term loans from external financing provided the funds required to offset the net outflow.

Cash provided by financing activities was $407,002 for the year ended January 31, 2011 as compared to $62,646 for the year ended January 31, 2010.

Cash used in investing activities

For the nine months ended October 31, 2011, investment in equipment amounted to $21,957 and non-cash amortization amounted to $64,134. For the nine months ended October 31, 2010, investment in equipment amounted to $47,101 and non-cash amortization amounted to $66,955.

Cash used for the acquisition of property and equipment was $65,116 for the year ended January 31, 2011 and $48,167 for the year ended January 31, 2010.

Working capital is adequate for current operations, however is not considered enough to support the expected future growth. Consequently we are striving to continue to reduce inventory levels while at the same time pursuing additional financing opportunities. These may be in the form of increased borrowing from our current lenders, private placements or short term financing from third parties. As our sales and profits grow there will also be the contribution of increased earnings.

Critical Accounting Policies

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States.

Revenue Recognition

Revenue is recognized once products are delivered to the customer and the transfer of ownership risks and benefits inherent to the property occurs. Revenue is recognized if persuasive evidence of an agreement exists, the sales price is fixed or determinable, and collectability is reasonably assured.

Inventory

Inventory is comprised of finished goods that the Company intends to resell to its customers. It is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Cost includes components of invoice cost, foreign exchange, freight and duties. Net realizable value is the estimated selling price in the normal course of business, less applicable variable selling costs. The Company records lower of cost or market value adjustments based upon changes in market pricing, customer demand, or other economic factors for on-hand excess or slow-moving inventory.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification ("ASC") No. 740 Income Taxes which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates.  The effects of future changes in tax laws or rates are not anticipated.

Under ASC No. 740 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

Foreign Currency Translation

Management has determined that the functional currency of the Company is the Canadian dollar. The Company's accounts have been translated into United States dollars in accordance with the provisions of ASC No. 830 Foreign Currency Matters. Certain assets and liabilities of the Company are denominated in US dollars and European Euros. In accordance with the provisions of ASC No. 830, transaction gains and losses on these assets and liabilities are included in the determination of income for the relevant years.

Adjustments resulting from the translation of the financial statements from their functional currencies to US dollars are accumulated as a separate component of accumulated other comprehensive income and have not been included in the determination of net income for the relevant years.

Comprehensive Income

ASC No. 220 Comprehensive Income establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income is presented in the statements of changes in stockholders' equity, and consists of foreign currency translation adjustments. ASC No. 220 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation, based on the estimated useful lives of the assets, is provided using the under noted annual rates and methods:

Equipment	20% declining balance
Furniture and fixtures	20% declining balance
Computer hardware	30% declining balance
Computer software	30% declining balance
Leasehold improvements	10 years straight line

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, sales or expenses, results of operations, liquidity or capital expenditures, or capital resources that are material to an investment in our securities.

CORPORATE HISTORY AND STRUCTURE

We were incorporated under the laws of the State of Nevada on December 28, 2010 as Quinko-Tek International, Inc. (“USCo”). We are a holding company and conduct our operations through our subsidiary in Canada named 152724 Canada Inc. (“CanCo”). CanCo was incorporated in 1986 and is headquartered in Montreal, Canada. It is a wholesaler and importer of hardware for the furniture and cabinet trade.

In August 2011, we completed a private placement offering by selling 4,005,640 shares of common stock to 111 non-U.S. investors for approximately $130,000.

On December 12, 2011, USCo formed a company named Quinko-Tek Call Corp. (“CallCo”) in accordance with the Business Corporations Act (Ontario) whereby CallCo became the wholly owned subsidiary of USCo. On the same day, USCo formed a company named Quinko-Tek Acquisition Corp. (“AcquisitionCo”) in accordance with the Business Corporations Act (Ontario) whereby AcquisitionCo becomes the wholly owned subsidiary of CallCo.

On January 26, 2012, USCo entered into a share exchange agreement with CanCo and Joshua Kroo, a former shareholder of CanCo, pursuant to which USCo issued 3,838,191 shares of its common stock to Joshua Kroo in exchange for 210 common shares of CanCo owned by Joshua Kroo. In connection with the foregoing share exchange transaction, Ira Kroo transferred 445 shares of common stock of CanCo to AcquisitionCo, for the issuance of a total of 8,133,309 non-voting class of shares (“Exchangeable Shares”) in the capital stock of AcquisitionCo, pursuant to a rollover agreement by and between Ira Kroo and AcquisitionCo, dated January 26, 2012. As a result of the transaction, AcquisitionCo owns 67.94% of the capital stock of CanCo while USCo owns the remaining 32.06% of CanCo. Exchangeable Shares shall mean non-voting shares of AcquisitionCo issued to a person or persons that have the right to be issued common shares of USCo on a one to one basis, subject to certain adjustment, in exchange for the redemption or cancellation of each Exchangeable Share.

On January 26, 2012, USCo filed with the State of Nevada Secretary of State a Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Certificate of Designations for Series A Preferred Stock”). Such Series A Preferred Stock consists of one (1) share, $0.001 par value per share, which was issued to Patriquin Law Professional Corporation (the “Trustee”). The holder of Series A Preferred Stock has equivalent voting rights to the common stock of USCo, as if the holder of Series A Preferred Stock held the number of shares of common stock of USCo equals to the number of Exchangeable Shares issued and outstanding at that point in time, pursuant to a support agreement and a voting and exchange trust agreement entered into by and among the USCo, AcquisitionCo, CallCo and the Trustee, dated January 26, 2012. See “Description of Securities – Series A Preferred Stock” of this prospectus.

The support agreement and the Exchangeable Shares provisions create certain obligations for the USCo, including the obligation to reserve sufficient common shares in its stock to issue to the owners of the Exchangeable Shares, the obligation to ensure that equivalent dividends are paid to the owners of the Exchangeable Shares if dividends are paid on the common shares of USCo while any Exchangeable Shares are outstanding, and the obligation to not issue any special voting shares or designate or issue any other shares in its capital that are superior to the Series A Preferred Stock, except with the consent of the owners of the Exchangeable Shares.

The voting and exchange trust agreement creates a trust for the benefit of the registered holders of the Exchangeable Shares that enables the Trustee to exercise voting rights on behalf of the holders of the Exchangeable Shares, until such time as the exchangeable shareholders (or their designates, transferees or assignees) are issued common shares of USCo in exchange for their Exchangeable Shares.  The voting and exchange trust agreement shall remain in force until the date that all the Exchangeable Shares are exchanged for shares of common stock in the USCo. At that time, the share of Series A Preferred Stock shall be redeemed for cancellation for nominal consideration.

The following chart reflects our organizational structure as of the date of this prospectus:

OUR BUSINESS

Overview

We operate our business through CanCo, which is a distributor of functional hardware, decorative and complementary products used in the manufacture of furniture and kitchen cabinets. We sell our products in Canada, the United States and Central and South America.

Our Industry

The industry consists of distributors and wholesalers of products generally used in the manufacture or renovation of furniture, kitchen~~s~~ and vanity cabinets, commercial and architectural millwork and similar end uses. Customers can be large-scale manufacturers, woodworkers, home renovation centers, construction projects and do-it-yourself consumers. The overall market is relatively stable due to the broad range customers and the multitude of new construction as well as renovation.

Although the current economic environment is very difficult to predict new housing and new construction, there is an ongoing demand for the products offered by the Company for renovation and improvement of existing homes and commercial properties.

Products and Growth Strategy

We import and resell hardware for the furniture and cabinet trade. We are committed to achieving growth, enhancing profitability and generating positive cash flows through building strong relationships with our suppliers and making arrangements for exclusive distribution across wide geographic areas. Our current product lines and growth strategies are as follows:

-	Building on our trademarked Q-Line Elite line of hardware products,
-	Maintaining our unique relationships with our supplier factories and developing relationships with new supplier factories,
-	Continuing our strong emphasis on service to our customers,
-	Broadening our distribution networks, and,
-	Distributing and marketing specific product lines for which we have exclusive distribution agreements for specific geographic regions.

Keys to Organic growth, Competitive Advantages and Q-Line Elite

Sourcing and Supplier Relationships

We do not manufacture the products. We have been importing approximately 65% of our products from the Far East since our inception and we were one of the earliest companies in the industry to begin sourcing in China in 1991 when China first began to open its borders to the world. As such, an extraordinary amount of experience has been accumulated over the years with regard to determining the very best factories to work with.

We consciously source each of our product lines from different factories and even sub-divide our product lines in order to ensure specialization from our supplier factories. Once we have determined that a product line is to be added to our company’s product families, a very specific approach has been developed with regard to the research and procedure undertaken to find the right “partner” supplier.

This approach is quite unique in the industry and as a result the relationships we have with our various factory suppliers is exceptional. In many cases it provides the company with strong competitive advantages in the market both with regard to quality and price. It has also allowed us to develop our own brand which gradually is becoming more and more known amongst customers: Q-Line Elite. We have products manufactured at the various factories and branded with the Q-Line Elite trademark.

All manufacturers must meet our very specific and very high quality and technical standards. We regularly test our products once received in Montreal with our own testing machinery to ensure the quality technical features meet our requirements.

A number of our factory suppliers have also agreed to grant us exclusive distribution rights of their production for either Canada or all of North America and these rights can be leveraged to great effect as the company expands geographically.

We also purchase from suppliers in North America, Europe, Taiwan, Columbia, and Brazil.

Insofar as the Company distributes many product lines and given the specific corporate strategy of purchasing from many factories, each specializing in a particular product line or sub-products line, the company’s purchases are spread across a broad spectrum of suppliers and there is no dependence of significance on any one supplier.

Experienced Personnel

Our corporate philosophy with regard to personnel is that success can only be achieved if the best people available are in place at all positions in the company. Our senior personnel are very experienced, dedicated, motivated and have complete belief in the future and potential of our company. In the future, we also intend to recruit more group leaders, other than the management, to join our company to increase the product sales and achieve the growth of the Company.

Personal Attention

It is also a very specific corporate philosophy that all customers and suppliers must at all times feel they can receive personal attention from the staff at our company and in particular from senior management. Our staffs are trained to give personal attention to our customers and suppliers. Most of our customers, new and old, consider this level of service as one of the most important elements we provide to them and the marketplace.

Intellectual Property

We have registered the trademark “Q-Line Elite” in Canada and United States.

Suppliers

We do not manufacture our products. We distribute the products purchased from our suppliers in North America or imported from various countries including but not limited to People’s Republic of China, Taiwan, Columbia, South America and Brazil. We purchase from a large number of manufacturers who meet our high standards of quality control and technical features. Therefore, such factory suppliers must specialize in the particular product line which we purchase from. None of our suppliers accounted for 10% or more of the total purchase price for the year ended January 31, 2011.

Marketing, Sales & Distribution

Geographic expansion into the U.S. market

In 2008, we began to sell our products in the New York and New Jersey markets through several regional distributors. In late 2009, we began to sell directly in the New York market through an independent sales agency. In July 2010, we opened a small warehouse in the Mid-Atlantic region in the United States. The reception of customers to these sales initiatives over the last three years has been very positive and has proven the potential for growth in these markets. We are also considering expansion into other geographic areas in the United States.

We maintain inventories for our regional operations by regular deliveries from our central warehouse in Montreal. All transportation, both to the regional operations and to their respective customers is via independent carriers.

Internet

Over the past six months, we have been developing a website www.qlineshop.com targeting small and medium sized woodworkers as well as individuals (who do their own home improvements or are simply looking for decorative hardware to enhance their existing homes). All products offered on the site are those which the Company inventories and sells in its normal day to day business. The site is designed to reach the end user/consumer who would either be buying in a home renovation store or on-line from another site. These are customers not currently served by the Company. Further, as the internet reaches a global market, the site is a vehicle to make its products available across the entire United States and Canada and even overseas.

Purchase of goods from internet websites has become a multi-billion dollar business and while there are already a number of sites offering furniture hardware and complementary decorative products on-line, a well designed site which is well marketed can generate very significant sales and high profit margins. We have done extensive research with regard to competitive websites and there is a major opportunity for a well-designed site which can take advantage of our existing purchasing power and product knowledge. We expect to generate significant and increasing sales from the web site over the next two to three years.

Sub-distributors

In 2007, we started a program to establish relationships with a network of independent regional sub-distributors across Quebec, Canada. On average these sub-distributors which had a base of at least 300 customers. We offered a breadth of product families that was far greater than the sub-distributors had access to, a large inventory to rely upon for supply, territorial protection and joint marketing programs.

To date the network comprises twenty-four sub-distributors and they are located not only in Quebec but also in other provinces of Canada as well as the northeastern US.  Each sub-distributor essentially becomes an extension of our sales network and allows to reach a much broader universe of customers then we could reach with a direct sales force.

We plan to add to the network as we expand to more and more geographic areas.

New product lines

It is the Company’s plan to introduce new product lines in the future. The Company is often approached by manufacturers to take on the distribution of a product line and each such opportunity is evaluated with regard to the fit with the company’s existing product lines, customer base and the terms of the distribution arrangement.

Several examples of relatively new arrangements are:

WoodMaax Premium Screw Line

This product line is for sale under our Q-Line Elite brand. We are entitled to exclusive distribution rights in the United States market and non-exclusive distribution rights in Canada.

It is the first and only family of screws developed exclusively for the woodworking industry, featuring many unique and highly desirable features. Virtually all woodworking requires screws. It was first introduced to the Canadian market in 2009. There is a program targeted towards the volume manufacturing industry with the appropriate package quantities and pricing and there is a different program intended for distribution through the home renovation centers with smaller package quantities and higher pricing. We sell such products either to industry or retail buyers. In addition, we sell them on the website www.qlineshop.com, which is discussed below under Marketing, Sales and Distribution.

Kitchen Cabinet Doors

Most kitchens and closets have cabinet doors made from one of the three materials: solid wood, composite wood with laminated surfaces and composite wood with thermofoil surfaces. Thermofoil is a very thin decorative paper vacuum sealed to the substrate. All cabinet doors are custom made as the dimensions vary with the design of each kitchen or closet, particularly high end designs. Due to this constraint there are no inventory implications; the critical success factors are selection, quality, price and service.

We have negotiated oral agreements with two companies manufacturing cabinet doors. One is actually a customer currently purchasing laminates from us and has developed a very unique and European look series of cabinet door options using our laminates which we sell to them, the other is based in Ontario.

We are entitled to exclusive distribution rights in the United States market. This is a new product for our company, which we believe has great potential.

Initial presentations to customers of all three materials have been met with great success. We have been able to exceed the competition in all four of the critical factors that the customers are sensitive to. We have already started to market and sell this product line but on a limited basis as we continue to research and develop our approach to the market and the existing competition.

Natural Wood Finishing and Maintenance Oils and Treatments

We are the U.S. distributor for the only 100% natural and environmentally wood finishing and wood maintenance line available today on the market. The manufacturer is in Quebec and we are targeting customers who are small woodworkers and consumers.

We are entitled to exclusive distribution rights in the United States market and non-exclusive distribution rights in Ontario and Eastern Canada.

The manufacturing company has been in business since the mid 1990’s and developed the all natural and green formulas for these finishing oils and wood treatments in the mid 2000’s. They have been extremely well received in the Quebec market and particularly lend themselves to internet marketing, with descriptions of the natural ingredients used and on-line user forums, etc. The fact that they are completely natural makes them extremely appealing in today’s market and also makes them unique with regard to the competition.

Customers

We have a broad base of customers with no single customer accounting for more than 10% of sales for the year ended January 31, 2011 and 2010. We are in a strong growth mode geographically and expect to further broaden our base of customers as we widen our geographic markets. In addition, as we add new products to our existing product lines we will increase the sales to our existing customers.

Competition

In general, the hardware distribution industry is very fragmented with many small companies serving local or regional markets. Such companies are similar to the sub-distributors already within the company distribution network as described in the section above titled “Sub-distributors.”

However, there are also very large distributors who have much broader coverage of the market with warehouses in located in multiple geographic locations across North America. In recent years they have been acquiring a number of the smaller distributors and consequently there has been some degree of consolidation within the industry.

These large distributors have sales representatives in the various geographic regions, but the common characteristic of all of them distributors is that the number of SKU’s these companies offer are very high (40,000 or more) and all of them offer products made by different manufacturers but which serve the same function with regard to the construction of a piece of furniture or a kitchen cabinet. The result is that it is very difficult for their own personnel to have in-depth knowledge of their entire range of products and furthermore it is difficult for them to inform their customers about which of the several brands of similar products a customer should buy.  Customer service is very poor and personal attention is non-existent.

One of the large competitors in Canada is Richelieu Hardware. It is a distribution company with minor manufacturing operations. Its sales were over $400 million for its 2010 fiscal year end. Other large competitors in the North America market include Hafele, Wurth Group, Hettich Group and Blum Group, etc., all of which have more than $1 billion in sales worldwide and $200 million in North America.

In contrast, Quinko-Tek International is by design a competitor that has as its highest priority service and product knowledge. All sales and service personnel are trained to ‘find solutions to the customer’s problems’. In addition our product offerings are focused and the Q-Line Elite brand name in particular has established itself as brand representing excellent value. As we enter new markets and introduce ourselves to new customers, the success ratio of opening new accounts exceeds 65 to 70.

Insurance

We currently have adequate insurance in place for all aspects of our business.

Regulation and Environment Protection

There are no requirements for government approvals for any of the products that we distribute. As we are a distribution company only, there are no requirements regarding environmental protection.

Properties

Our corporate office and warehouse are located at 1855 Hymus Blvd., Dorval, Quebec, Canada H9P 1J8. We rent the premises for $283,421 per year through May 31, 2013 and for $312,341 per year through May 31, 2016.

Employees

As of the date hereof, we have approximately 28 full-time employees.

Litigation

152724 Canada Inc. has been named as the defendant in a lawsuit involving claims of approximately $62,000. 152724 Canada Inc. has retained counsel to represent it on this matter and it intends to vigorously contest the allegations. We do not believe the lawsuit will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, and position of our executive officers and directors. Executive officers are elected annually by our Board of Directors.  Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.  Directors are elected annually by our shareholders at the annual meeting.  Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position
Ira Kroo	61	President, Chief Executive Officer, Chief Financial Officer, Secretary and Chairman
Joshua Kroo	32	Treasurer and Director
Gavriella Kroo	28	Director

Ira Kroo has served as our president, chief executive officer, secretary and chairman of the board of directors since inception. He is experienced in development of business and marketing strategies, including brand development, building product portfolio strategies, new market expansion and international sales and marketing. Since 1991, Mr. Kroo serves as the chief executive officer of 152742 Canada Inc. in Quebec, Canada, a distributor of furniture and kitchen hardware and related products. From 1977 to 1990, he was the executive vice president and chief operating officer for Les Enterprises FDW Ltee in Quebec, Canada, a distributor of sawn hardwood lumber worldwide. Mr. Kroo also served as president of Masswood Incorporated in Quebec, Canada from 1976 to 1990. It was a trucking company specialized in the transportation of lumber and other construction related products throughout Quebec and the United States. Mr. Kroo received a bachelor degree in electrical engineering and computer technology from McGill University, Montreal, Canada in 1972 and a master’s in business administration from Harvard University School of Business in 1975.  Mr. Kroo is fluent in French, German and Hebrew.

Joshua Kroo has served as our treasurer and director since inception.   Mr. Kroo is the brand manager of the Crystal Light Division of Kraft Foods in Tarrytown, NY since November 2011.  He also served as the brand manager of Coffee Customer Development of Starbucks CPG from August 2010 to November 2011, and as a senior associate brand manager for Starbucks CPG from February 2009 to August 2010 where he led company team in marketing strategy. Mr. Kroo also worked at Tassimo, the number two North American vendor of on-demand single serve coffee systems, as senior associate brand manager from September 2009 to January 2010 and as associate brand manager from July 2008 to August 2009. He was also the founder and owner of Access Passport, Montreal, Canada, from 2002 to 2005, a student discount card company. Mr. Kroo received a bachelor of arts, computer science degree from McGill University, Montreal, Canada in 2003 and a master’s in business administration from Robert H. Smith School of Business from University of Maryland in 2007.  Mr. Kroo is fluent in French and Hebrew.

Gavriella Kroo has served as our director since inception.   Ms. Kroo has been working in Kate Spade/Jack Spade in New York, NY since August 2008. She served as production coordinator from August 2008 to August 2010 and as production associate since August 2010. She focuses on managing product development and production of seasonal and core men’s accessories, and works closely with Design and Merchandising teams to bring brand product strategy to market. Ms. Kroo received a bachelor of arts degree from Harvard University in 2006.  Ms. Kroo is fluent in French and Hebrew.

Family Relationships

Joshua Kroo is the son of Ira Kroo and Gavriella Kroo is the daughter of Ira Kroo. There are no other family relationships among any of the directors and executive officers.

Involvement in Certain Legal Proceedings

Our directors and officers have not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, nor have been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” our directors and officers have not been involved in any transactions with us or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Code of Business Conduct and Ethics

To date, we have not adopted a code of business conduct and ethics for our management and employees. We intend to adopt one in the near future.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended January 31, 2012 and 2011

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

Name and Principal Position	Year Ended January 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ira Kroo
President, CEO, CFO,	2012	90,000	0	0	0	0	0	0	90,000
Secretary and Director	2011	90,000	0	0	0	0	0	0	90,000

Joshua Kroo	2012	0	0	0	0	0	0	0	0
Treasurer and Director	2011	0	0	0	0	0	0	0	0

Gavriella Kroo	2012	0	0	0	0	0	0	0	0
Director	2011	0	0	0	0	0	0	0	0

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of our year fiscal year end.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board of directors’ meetings. They do not receive any other compensation for serving on the board of directors, but may participate in our incentive compensation program, once such a program is established.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

On January 26, 2012, we entered into a share exchange agreement with CanCo and Joshua Kroo, a former shareholder of CanCo, pursuant to which USCo issued 3,838,191 shares of its common stock to Joshua Kroo in exchange for 210 common shares of CanCo owned by Joshua Kroo. In connection with the foregoing share exchange transaction, Ira Kroo transferred 445 shares of common stock of CanCo to AcquisitionCo, for the issuance of a total of 8,133,309 Exchangeable Shares of AcquisitionCo, pursuant to a rollover agreement by and between Ira Kroo and AcquisitionCo, dated January 26, 2012. As a result of the transaction, AcquisitionCo owns 67.94% of the capital stock of CanCo while USCo owns the remaining 32.06% of CanCo.

We also issued one share of Series A Preferred Stock to Patriquin Law Professional Corporation as Trustee. The holder of Series A Preferred Stock has equivalent voting rights to the common stock of USCo, as if the holder of Series A Preferred Stock held the number of shares of common stock of USCo equals to the number of Exchangeable Shares issued and outstanding at that point in time, pursuant to a support agreement and a voting and exchange trust agreement entered into by and among the USCo, AcquisitionCo, CallCo and the Trustee, dated January 26, 2012. See “Description of Securities – Series A Preferred Stock” of this prospectus. The support agreement provides that USCo shall issue shares of common stock to owners of Exchangeable Shares on a one to one basis as the Exchangeable Shares are redeemed or otherwise cancelled. The voting and exchange trust agreement creates a trust for the benefit of the registered holders of the Exchangeable Shares that enables Patriquin Law Professional Corporation, acting as the Trustee, to exercise voting rights on behalf of Ira Kroo, the holder of the Exchangeable Shares, similar to those of holders of common stock of USCo. Therefore, Ira Kroo, as beneficiary, is entitled to instruct the Trustee to vote.

On October 31, 2011 and January 31, 2011, CanCo had advances from related parties which are unsecured, non-interest bearing, and have been subordinated in favor of the banking covenant imposed by HSBC Bank Canada, except for the advances from Quinko-Tek Quebec which are due on demand. The individual loans comprising advances from related parties are as follows:

	October 31, 2011	January 31, 2011

Emil Kroo - the father of a shareholder of the Company	$61,180	$62,326
Joshua Kroo - a shareholder of the Company	28,092	27,958
Kroo Investments - a company controlled by the father of one of the Company's shareholders	145,479	144,783
Vinn Investments - a company controlled by the father of one of the Company's shareholders	93,934	61,106
Quinko-Tek Quebec - a company controlled by a shareholder of the Company	380,622	372,188
	709,307	668,361
Less: current portion	380,622	372,188
	$328,625	$296,173

The following transactions with related parties were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

-	Sales to Quinko-Tek Quebec were in the amount of $339,252 for the nine months ended October 31, 2011 and $448,915 for the year ended January 31, 2011;
-	Purchases from Quinko-Tek Quebec were in the amount of $35,287 for the nine months ended October 31, 2011 and $247,887 for the year ended January 31, 2011;
-	Management fees were received from Quinko-Tek Quebec in the amount of $20,065 for the nine months ended October 31, 2011 and $19,486 for the year ended January 31, 2011;

-	Included in accounts payable is an amount owing of $349,235 to Quinko-Tek Quebec as of October 31, 2011 and $333,309 as of January 31, 2011; and
-
On May 4, 2010, Vinn Investments forgave $974,300 of the advances owing to it by the Company. Forgiveness of these advances was included in calculation of net earnings for the year ended January 31, 2011.

Other than stated above, none of the following persons has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party:

(A)	Any of our directors or officers;
(B)	Any proposed nominee for election as our director;
(C)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our shares; or
(D)
Any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary of our company.

CHANGE IN ACCOUNTANTS

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of Series A Preferred Stock and common stock beneficially owned as of February 29, 2012, for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group.  A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of this prospectus.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the Closing Date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, 1855 Hymus Blvd., Dorval, Quebec, Canada H9P 1J8.

	Series A Preferred Stock		Common Stock
	Number of Shares Beneficially Owned (1)	Percentage of Shares Beneficially Owned	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned (2)	Percentage of Total Voting Rights (3)
Executive Officers and Directors
Ira Kroo (4) President, CEO, CFO, Secretary and Director	-	-	8,133,309	(5)	50.91%	50.91%

Joshua Kroo Treasurer and Director	-	-	3,838,191		48.93%	24.02%

Gavriella Kroo Director	-	-	0		-	-

Directors and executive officers as a group (3 persons)	-	-	11,971,500		74.93%	74.93%

Other 5% stockholders:
Patriquin Law Professional Corporation (4) 112 Yorkville Avenue, 3rd floor Toronto, ON, M5R 1B9	1	100%	-		-	50.91%

(1)
Each holder shall be entitled to the number of votes equal to the number of Exchangeable Shares issued and outstanding at that point in time, as if the holder held the same number of shares of common stock of the USCo. As of the date hereof, there are 8,133,309 Exchangeable Shares issued and outstanding. Holders of Series A Preferred Stock are entitled to vote on all matters on which the holders of common stock are entitled to vote.  The holders of shares of common stock and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(2)
Based on 7,843,831 shares of common stock issued and outstanding together with securities exercisable or convertible into shares of common stock within sixty (60) days as of the date hereof for each shareholder.

(3)	Reflects combined voting power with respect to shares of Series A Preferred Stock and common stock.
(4)
On January 26, 2012, USCo entered into a support agreement and a voting and exchange trust agreement with AcquisitionCo, CallCo and the Trustee. Pursuant to the agreements, Patriquin Law Professional Corporation shall be acting as Trustee and has the voting rights to the Series A Preferred Stock. Ira Kroo, as beneficiary, is entitled to instruct the Trustee to vote. See “Description of Securities – Series A Preferred Stock” of this prospectus.

(5)
Including 8,133,309 shares of common stock issuable upon conversion of the Exchangeable Shares. The voting and exchange trust agreement remains in force until the date that all Exchangeable Shares are exchanged for common stock in the USCo. At that time, the share of Series A Preferred Stock shall be redeemed for cancellation for nominal consideration.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized stock consists of 160,000,000 shares: 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. There are currently 7,843,831 shares of common stock issued and outstanding held by 112 shareholders and one share of Series A Preferred Stock was issued and outstanding. Further, there are 8,133,309 shares of common stock reserved for issuance to owners of the Exchangeable Shares.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;
●	industry practice;
●	our financial condition and performance;
●	our future prospects;
●	our cash needs and capital investment plans;
●	our obligations to holders of any preferred stock we may issue;
●	income tax consequences; and
●	the restrictions Nevada and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Preferred Stock

Our Board has the authority, within the limitations and restrictions in our certificate of incorporation, to issue 10,000,0000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including voting rights, of the holders of our common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock.

Undesignated preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of our common stockholders. For example, any shares of preferred stock issued may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, may discourage an unsolicited acquisition proposal or bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

Series A Preferred Stock

On January 26, 2012, the Board has agreed to create from the 10,000,000 shares of the preferred stock, a series of preferred stock designated as “Series A Preferred Stock.”  The authorized number of shares constituting the Series A Preferred Stock shall be one (1).  Patriquin Law Professional Corporation received one share of Series A Preferred Stock as Trustee. Ira Kroo, as beneficiary, is entitled to instruct the Trustee to vote.

Holders of Series A Preferred Stock are entitled to vote on all matters on which the holders of common stock are entitled to vote.  The holders of shares of common stock and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.  As of any record date or other determination date, each holder shall be entitled to the number of votes equal to the number of Exchangeable Shares issued and outstanding at that point in time, as if the holder held the same number of shares of common stock of the USCo. Exchangeable Shares shall mean non-voting shares of AcquisitionCo issued to a person or persons that have the right to be issued common shares of USCo on a one to one basis, subject to certain adjustment, in exchange for the redemption or cancellation of each Exchangeable Share. As of the date hereof, a total of 8,133,309 Exchangeable Shares were issued to Ira Kroo.

The Company shall have the right to redeem the Series A Preferred Stock in accordance with the terms of the voting and exchange trust agreement once all Exchangeable Shares have been redeemed or otherwise cancelled, and the common stock of the Company has been issued to the holders of the Exchangeable Shares in accordance with the support agreement.

For so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, directly or indirectly, take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior approval (by vote or written consent) of each of the holders of Series A Preferred Stock: (i) amend, repeal, alter or add, delete or otherwise change the powers, preferences, rights or privileges of the Series A Preferred Stock; (ii) amend or waive any provision of its certificate of incorporation in a manner that would change the powers, preferences, rights or privileges of the Series A Preferred Stock; (iii) effect any stock split or combination or classify, reclassify or issue any additional shares of Series A Preferred Stock; or (iv) enter into any agreement with respect to the foregoing clauses (i) through (iii).

Holders of Series A Preferred Stock shall not be entitled to receive any dividends or other distributions (whether in cash, stock or property of the Company) in respect of any shares of Series A Preferred Stock held by them.  Likewise, holders of Series A Preferred Stock shall not be entitled to receive any distributions upon liquidation, dissolution or winding-up of the Company in respect of any shares of Series A Preferred Stock held by them. The holder of the Series A Preferred Stock shall not have any rights to convert the Series A Preferred Stock into common stock.

SELLING SHAREHOLDERS

We are registering a total of 4,005,640 shares of common stock issued in the private placement financing transaction completed in August 2011.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the securities by each of the selling shareholders.  Except as indicated in the footnotes to the table, no selling security holder has had any material relationship with us or our predecessors or affiliates during the last three years.

	Shares Beneficially Owned Prior to the Offering (1)			Shares Being	Shares Beneficially Owned After the Offering (1)
Name and Address of BeneficialOwner	Number	Percentage (2)		Offered	Number	Percentage (2)
Baypointe Investments Ltd. (3)	757,575	4.74%		757,575	0	0
Venetia Management Ltd. (4)	757,575	4.74%		757,575	0	0
Burnt Rock Investments Ltd. (5)	757,575	4.74%		757,575	0	0
Mandarin Global Equity, Ltd. (6)	757,575	4.74%		757,575	0	0
Marc Aboaf	15,151	*	%	15,151	0	0
Robert Shaul	15,151	*	%	15,151	0	0
Charles Beneder	15,151	*	%	15,151	0	0
Beryl J. Nahornick	15,151	*	%	15,151	0	0
Gayle Wolfe	15,151	*	%	15,151	0	0
Steven Wolfe	15,151	*	%	15,151	0	0
Michael Nahornick	15,151	*	%	15,151	0	0
Jennifer Wolfe	15,151	*	%	15,151	0	0
Lorne Leibel Wolfe	15,151	*	%	15,151	0	0
Jacques Clement	15,151	*	%	15,151	0	0
Louise Clement	15,151	*	%	15,151	0	0
Paul Michael Benford	15,000	*	%	15,000	0	0
Lesley Joanne Grice	15,000	*	%	15,000	0	0
Warren Kleiner	15,151	*	%	15,151	0	0
Kent Wong	3,030	*	%	3,030	0	0
Gloria Kwan	3,030	*	%	3,030	0	0
Suk-Fong Wong	3,030	*	%	3,030	0	0
Shue-Hang Wong	3,030	*	%	3,030	0	0
Darryl Chan	3,030	*	%	3,030	0	0
Lori Allard	12,121	*	%	12,121
Claude Allard	15,151	*	%	15,151	0	0
Shirley L. Thomas	3,000	*	%	3,000	0	0
Ronald S. Thomas	3,000	*	%	3,000	0	0
Yome Huynh	1,600	*	%	1,600	0	0
Linh Huynh	1,600	*	%	1,600	0	0
Van Tu Huynh	1,600	*	%	1,600	0	0
Alpha Huynh	1,600	*	%	1,600	0	0
Mai Huynh	1,600	*	%	1,600	0	0
Xuan Thi Huynh	1,600	*	%	1,600	0	0
Binh Quach	1,600	*	%	1,600	0	0
Cuc Quach	1,600	*	%	1,600	0	0
Sinh Huynh	1,600	*	%	1,600	0	0
Paul Edward Thomas	10,000	*	%	10,000	0	0
Joshua Perets	15,151	*	%	15,151	0	0
Nancy Hakim	15,151	*	%	15,151	0	0
Peng Fu	10,000	*	%	10,000	0	0
Paul Zammit	15,151	*	%	15,151	0	0
Peggy Zammit	15,151	*	%	15,151	0	0
Rosana Zammit	15,151	*	%	15,151	0	0
Sandra Zammit	15,151	*	%	15,151	0	0
Deona Zammit	15,151	*	%	15,151	0	0
Shari McMaster	15,151	*	%	15,151	0	0
Susan Sawolak	3,030	*	%	3,030	0	0
Robert MacKinnon	3,030	*	%	3,030	0	0
Karen Bell	3,030	*	%	3,030	0	0
Blaze Stoyanovski	3,030	*	%	3,030	0	0
Rosario Cojuangco II	3,030	*	%	3,030	0	0

Cheryl Stoyanovski	3,030	*	%	3,030	0	0
Tom Stoyanovski	3,030	*	%	3,030	0	0
Arnel Jose Asube	3,030	*	%	3,030	0	0
Andrew Thomas	15,000	*	%	15,000	0	0
Shizuka Thomas	15,000	*	%	15,000	0	0
Mark Stermer	15,151	*	%	15,151	0	0
Elizabeth Horne	15,151	*	%	15,151	0	0
Karen E. Stewart	3,030	*	%	3,030	0	0
Michael R. Thomas	3,030	*	%	3,030	0	0
Thomas Noel	3,030	*	%	3,030	0	0
Dheeraj Rajan	3,030	*	%	3,030	0	0
Esther Pacheco	3,030	*	%	3,030	0	0
Peter W. Hogg	3,030	*	%	3,030	0	0
Ronald H. Levy	3,030	*	%	3,030	0	0
Marian Levy	3,030	*	%	3,030	0	0
Maurice Biancolin	10,000	*	%	10,000	0	0
Layla Biancolin	10,000	*	%	10,000	0	0
Iola Biancolin	10,000	*	%	10,000	0	0
Robert Biancolin	10,000	*	%	10,000	0	0
Georgia Bolger	15,151	*	%	15,151	0	0
John Deans	15,151	*	%	15,151	0	0
Lucinda Daly	3,030	*	%	3,030	0	0
Robert Gold	3,030	*	%	3,030	0	0
David H. Miller	3,030	*	%	3,030	0	0
Eytan Miller	3,030	*	%	3,030	0	0
Sambit Industries	15,151	*	%	15,151	0	0
Marbirn Partners Inc.	15,151	*	%	15,151	0	0
Paul Rubin	15,151	*	%	15,151	0	0
Pat M. Rubin	15,151	*	%	15,151	0	0
Henri Abitan	15,151	*	%	15,151	0	0
Arlene Abitan	15,151	*	%	15,151	0	0
Allan Flegg	15,000	*	%	15,000	0	0
Nancy Flegg	15,000	*	%	15,000	0	0
Valentina Di Domenico	3,030	*	%	3,030	0	0
Salvatore Argentino	3,030	*	%	3,030	0	0
Maureen E. Silveira	15,000	*	%	15,000	0	0
Tony Silveira	15,000	*	%	15,000	0	0
Robert D. Joynt	15,000	*	%	15,000	0	0
Ling Fang	3,000	*	%	3,000	0	0
Philip S. Brooks	3,030	*	%	3,030	0	0
Olivier Sequerra	3,030	*	%	3,030	0	0
Dan Sequerra	3,030	*	%	3,030	0	0
Ann Malka-Sequerra	3,030	*	%	3,030	0	0
Chloe Michelle Dalis Lobsinger	15,000	*	%	15,000	0	0
Colin Jerome Lobsinger	15,000	*	%	15,000	0	0
Kelly Merritt	15,000	*	%	15,000	0	0
Scott Merritt	15,000	*	%	15,000	0	0
Dimitrios Catsiliras	15,151	*	%	15,151	0	0
Jacinta Vieira	1,515	*	%	1,515	0	0
Adelino Vieira	1,515	*	%	1,515	0	0
Einhoren Avraham	15,151	*	%	15,151	0	0
Menahem Einhoren	15,151	*	%	15,151	0	0
Einhoren Omer	15,151	*	%	15,151	0	0
Elisa Maguolo	15,151	*	%	15,151	0	0
Nama Einhoren	15,151	*	%	15,151	0	0
Todd James Heinzl	15,152	*	%	15,152	0	0
Noubar Gedjakouchian	3,030	*	%	3,030	0	0
Vahram Gedjakouchian	3,030	*	%	3,030	0	0
Anahit Matshkalyan	3,030	*	%	3,030	0	0
Gayane Gedjakouchian	3,030	*	%	3,030	0	0
Total	4,005,640	25.07%		4,005,640	0	0

* Less than 1%

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling security holder has the sole investment and voting power with respect to all shares shown as beneficially owned by such selling security holder, except as otherwise indicated in the footnotes to the table.

(2)
Reflects combined voting power with respect to shares of Series A Preferred Stock and common stock. As of the date hereof, there were 7,843,831 shares of common stock and 1 share of Series A Preferred Stock issued and outstanding.

(3)	Chang Yong You has voting and dispositive control over securities held by Baypointe Investments Ltd.

(4)	Eung San Kim has voting and dispositive control over securities held by Venetia Management Ltd.

(5)	Young Hae Shin has voting and dispositive control over securities held by Burnt Rock Investments Ltd.

(6)	Mehmet Birol Ensari has voting and dispositive control over securities held by Mandarin Global Equity, Ltd.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates or
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $0.033 per share until our shares are quoted on the OTCBB and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTC Bulletin Board, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.033 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,
•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
•	through direct sales to purchasers or sales effected through agents,
•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. To our best knowledge, none of the selling security holders are broker-dealers or affiliates of broker dealers.

We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $88,000.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

EXPERTS

The consolidated financial statements of our company included in this prospectus and in the registration statement have been audited by DNTW Chartered Accountants, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the securities in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

QUINKO-TEK INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)

INDEX TO FINANCIAL STATEMENTS

FINANCIAL STATEMENTS

For the period from December 28, 2010 to October 31, 2011

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1
FINANCIAL STATEMENTS
Balance Sheet as of October 31, 2011	F-2
Statement of Operations for the period from December 28, 2010
to October 31, 2011	F-3
Statement of Changes in Stockholders’ Equity for the period from
December 28, 2010 to October 31, 2011	F-4
Statement of Cash Flows for the period from December 28, 2010
to October 31, 2011	F-5
NOTES TO FINANCIAL STATEMENTS	F-6 - F-8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Quinko-Tek International Inc.

We have audited the accompanying balance sheet of Quinko-Tek International Inc. (a Development Stage Company) as of October 31, 2011 and the related statements of operations, changes stockholders' equity and cash flows for the period from December 28, 2010  (date of inception) to October 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit, these financial statements present fairly, in all material respects, the financial position of Quinko-Tek International Inc. (a Development Stage Company) as of October 31, 2011, and the results of its operations and its cash flows for the period then endeed in conformity with accounting principles generally accepted in the United States of America.

/s/ DNTW Chartered Accountants, LLP
Licensed Public Accountants
Markham, Canada

February 20, 2012

QUINKO-TEK INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)

BALANCE SHEET
As of October 31, 2011

ASSETS

Current Assets:
Cash	$6,236
Total Current Assets	6,236

TOTAL ASSETS	$6,236

LIABILITIES AND STOCKHOLDERS’EQUITY

Total Liabilities	-

Stockholders’Equity:
Preferred Stock par value $0.001; 10,000,000 shares authorized;
authorized; none issued and outstanding
Common Stock par value $0.001;150,000,000 shares authorized;
4,005,640issued and outstanding	4,006
Additional paid in capital	127,649
Deficit accumulated during the development stage	(125,419)
Total Stockholders' Equity	6,236

TOTAL LIABILITIES AND STOCKHOLDERS’EQUITY	$6,236

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 28, 2010 (DATE IF INCEPTION) TO OCTOBER 31, 2011

Operating Expenses:
General and administrative	$125,397
Interest and financing	22
Total Operating Expenses	125,419

Loss Before Income Taxes	(125,419)
Income Tax Provision	-

Net Loss	$(125,419)

Loss Per Share:
Basic and Diluted	$(0.05)

Weighted Average Shares Outstanding:	2,411,058
Basic and Diluted

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS’EQUITY
FOR THE PERIOD FROM DECEMBER 28, 2010 (DATE IF INCEPTION) TO OCTOBER 31, 2011

				Deficit
				Accumulated
				During the
	Common Stock		Additional	Development
	Shares	Value	Paid in Capital	Stage	Total
Balance, December 28, 2010	$-	$-	$-	$-	$-

Issuance of common stock	4,005,640	4,006	127,649	-	131,655
Net Loss	-	-	-	(125,419)	(125,419)

Balance, October 31, 2011	$4,005,640	$4,006	$127,659	$(125,419)	$6,236

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC. (A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 28, 2010 (DATE IF INCEPTION) TO OCTOBER 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(125,419)
Adjustments to reconcile net loss to net cash
used in operating activities:	-
Net Cash Used In Operating Activities	(125,419)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock	131,655
Net Cash Provided by Financing Activities	131,655

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,236

CASH AND CASH EQUIVALENTS:
Beginning of the Period	-

End of the Period	$6,236

The accompanying notes are an integral part of these financial statements.

QUINKO-TEK INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 28, 2010 (DATE IF INCEPTION) TO OCTOBER 31, 2011

NOTE 1 - NATURE OF BUSINESS AND BASIS OF PRESESTATION

Quinko-Tek International, Inc. (a Development Stage Company) was incorporated on December 28, 2010 in the State of Nevada (the “Company”). The Company intends to serve as a vehicle to effect an asset acquisition, merger, exchange of capital stock or other business combination with a domestic or foreign business.

The Company’s financial statements are presented as those of a development stage enterprise.  Activities during the developmental stage primarily include equity based financing and further implementation of the Company’s business plan.  The Company has not generated any revenues since inception.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. These accounting policies conform to accounting principles, generally accepted in the United States of America, and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements, in conformity with generally accepted accounting principles in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, approximate fair value based on the short-term maturity of these instruments.

QUINKO-TEK INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 28, 2010 (DATE IF INCEPTION) TO OCTOBER 31, 2011

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with Accounting Standards Codification ASC 740-10, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740-10, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740-10 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted earnings (loss) per share is computed by dividing net income, or loss, by the weighted average number of shares of both common and preferred stock outstanding for the period.

There were no dilutive equity instruments for the period from December 28, 2010 October 31, 2011.

QUINKO-TEK INTERNATIONAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 28, 2010 (DATE IF INCEPTION) TO OCTOBER 31, 2011

New Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 - STOCKHOLDER’S EQUITY

During the period ended October 31, 2011 the Company issued 4,005,640shares of common stock at par value of $0.001 to the founders of the corporation, for a total consideration of $131,655.

NOTE 4 - INCOME TAX

As of October 31, 2011, deferred tax assets consist of:
Non-capital losses available for carryforward	$125,419
Valuation allowance	(125,419)
Net deferred tax assets	$-

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and net operating loss carry forwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a full valuation allowance.

The difference between the statutory tax rate of 15% and the effective tax rate of 0% is due to the valuation allowance for deferred income tax assets.

NOTE 5 SUBSEQUENT EVENTS

On January 27, 2012 the Company consummated a Share Exchange Agreement, whereby it acquired100% of the shares of 152724 Canada Inc., in exchange for the issuance of 3,838,191shares of common stock and 8,133,309 shares exchangeable into shares of the Company’s common stock, par value $0.001.

The above transaction has been accounted for as a reverse merger (recapitalization) with the Company being deemed the legal acquirer and 152724 Canada Inc. being deemed the accounting acquirer.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

BALANCE SHEETS

As of

(Expressed in United States Dollars)

	October 31, 2011 (Unaudited)	January 31, 2011 (Unaudited)
ASSETS
Current Assets
Accounts receivable,net	$1,954,860	$1,359,777
Inventory	4,227,213	4,511,334
Prepaid and sundry assets	103,377	101,243
Income taxes recoverable	16,661	-
Total Current Assets	6,302,111	5,972,354
Long Term Assets
Property and equipment, net	261,031	303,208
Total Long Term Assets	261,031	303,208
Total Assets	$6,563,142	$6,275,562

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

BALANCE SHEETS (Continued)

As of

(Expressed in United States Dollars)

	October 31, 2011 (Unaudited)	January 31, 2011 (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Bank indebtedness	$2,947,450	$2,749,227
Accounts payable and accrued liabilities	1,833,580	1,976,711
Income taxes payable	-	37,351
Loans payable	210,494	60,000
Advances from related party	380,622	372,188
Total Current Liabilities	5,372,146	5,195,477
Long Term Liabilities
Advances from related parties	328,685	296,173
Deferred income taxes	50,165	49,925
Total Long Term Liabilities	378,850	346,098
Commitments and Contingency

Stockholders' Equity
Class A stock - voting, participating shares, unlimited shares authorized, 655 shares issued and outstanding (2010 - 655 issued and outstanding)	459	459
Class B stock - non-voting, participating shares, unlimited shares authorized, none issued and outstanding (2010 - none issued and outstanding)	-	-
Class C stock - 1% monthly non-cumulative, voting, non-participating shares, redeemable at their paid-in value, unlimited shares authorized, none issued and outstanding (2010 - none issued and outstanding)	-	-
Class D stock - 1% monthly non-cumulative, non-voting, non-participating shares, redeemable at their paid-in value, unlimited shares authorized, none issued and outstanding (2010 - none issued and outstanding)	-	-
Class E stock - 1% monthly non-cumulative, voting, non-participating shares, redeemable and retractable at their paid-in value, unlimited shares authorized, none issued and outstanding, (2010 - none issued and outstanding)	-	-
Class F stock - 1% monthly non-cumulative, non-voting, non-participating shares, redeemable and retractable at their paid-in value, unlimited shares authorized, none issued and outstanding, (2010 - none issued and outstanding)	-	-
Accumulated other comprehensive income (loss)	1,388	(907)
Retained earnings	810,299	734,435
Total Stockholders' Equity	812,146	733,987
Total Liabilities and Stockholders' Equity	$6,563,142	$6,275,562

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

FOR THE THREE MONTHS ENDED OCTOBER 31,

(Expressed in United States Dollars)

	2011	2010
SALES	$2,893,758	$2,481,683
COST OF GOODS SOLD	1,935,664	1,684,889
GROSS PROFIT	958,094	796,794
OPERATING EXPENSES
General and administrative	404,619	403,045
Warehouse and selling	393,477	328,524
Interest and financing	47,552	39,408
Expenses related to US operations	43,388	31,669
TOTAL OPERATING EXPENSES	889,036	802,646
EARNINGS (LOSS) BEFORE TAXES	69,058	(5,852)
Current income taxes	18,894	-
NET EARNINGS (LOSS)	50,164	(5,852)
OTHER COMPREHENSIVE INCOME
Foreign currency translation	3,303	(174)
COMPREHENSIVE INCOME (LOSS)	$53,467	$(6,026)
EARNINGS (LOSS) PER WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	76.59	(8.93)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	655	655

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(UNAUDITED)

FOR THE NINE MONTHS ENDED OCTOBER 31

(Expressed in United States Dollars)

	2011	2010
SALES	$8,775,575	$7,642,502
COST OF GOODS SOLD	5,900,789	5,166,502
GROSS PROFIT	2,874,786	2,476,000
OPERATING EXPENSES
General and administrative	1,186,837	1,226,528
Warehouse and selling	1,304,163	1,004,566
Interest and financing	130,523	99,039
Expenses related to US operations	138,220	31,594
TOTAL OPERATING EXPENSES	2,759,743	2,361,727
EARNINGS BEFORE TAXES	115,043	114,273
Current income taxes	39,177	37,509
NET EARNINGS	75,866	76,764
OTHER COMPREHENSIVE INCOME
Foreign currency translation	2,295	6,120
COMPREHENSIVE INCOME	$78,161	$82,884
EARNINGS PER WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	115.83	117.20
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – BASIC AND DILUTED	655	655

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

STATEMENTS OF CASH FLOWS

(UNAUDITED)

FOR THE NINE MONTHS ENDED OCTOBER 31,

(Expressed in United States Dollars)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$75,864	$76,764
Items not requiring an outlay of cash:
Depreciation	64,134	66,955
Deferred income tax expense (recovery)	240	(4,050)
Changes in non-cash working capital:
Accounts receivable	(595,083)	(357,329)
Inventory	284,121	(805,299)
Prepaid and sundry assets	(2,134)	(65,965)
Accounts payable and accrued liabilities	(143,131)	563,810
Income taxes payable	(54,012)	38,754
CASH USED IN OPERATING ACTIVITIES	(370,001)	(448,851)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank indebtedness	198,223	277,063
Proceeds from (repayment of) loans payable	150,494	(20,574)
Advances from related parties	40,946	245,583
CASH PROVIDED BY FINANCING ACTIVITIES	389,663	502,072
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(21,957)	(47,101)
CASH USED IN INVESTING ACTIVITIES	(21,957)	(47,101)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,295	(6,120)
NET CHANGE IN CASH	-	-
CASH, BEGINNING OF PERIOD	-	-
CASH, END OF PERIOD	$-	$-

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2011 AND 2010

(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS

152724 Canada Inc. operating as Quinko-Tek International (the "Company" or "Quinko-Tek") was incorporated in 1986 under the federal laws of Canada and operates primarily in Montreal, Canada. The Company is a wholesaler and importer of hardware for the furniture and cabinet trade.

2.	BASIS OF PRESENTATION

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended October 31, 2011 are not necessarily indicative of the results that may be expected for the year ending January 31, 2012.These financial statements should be read in conjunction with the financial statements of the Company for the fiscal year ended January 31, 2011 and 2011 and notes thereto contained in this registration statement.

3.	ACCOUNTS RECEIVABLE

The carrying amounts of trade accounts receivable are reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected. As of  October 31, 2011 the allowance for doubtful was $194,758 ($136,480 as of January 31, 2011).  Management individually reviews all accounts receivable balances and creates an allowance for doubtful accounts based on the credit worthiness of specific accounts and an estimate of other uncollectible accounts based on historical performance and current economic conditions.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2011 AND 2010

(Expressed in United States Dollars)

4.	PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	Cost	Accumulated Depreciation	Net October 31, 2011 (Unaudited)	Net January 31, 2011 (Audited)

Equipment	$85,070	$72,813	$12,257	$130,496
Furniture and fixtures	449 635	339 686	109 949	16,795
Computer hardware	221,792	188,329	33,463	25,889
Computer software	102,726	87,777	14,949	19,200
Leasehold improvements	418,712	328,299	90,413	110,828
	$1,227,935	$1,016,904	$261,031	$303,208

5.	BANK INDEBTEDNESS

The Company's bank indebtedness provided by HSBC Bank Canada (“HSBC”) is summarized as follows:

	Interest rate	Maximum available borrowing	October 31, 2011	January 31, 2011

HSBC operating line of credit	HSBC prime plus 2%	2,877,050	$2,947,450	$2,749,227
HSBC foreign exchange line of credit	US base rate plus 2%	1,584,993	-	-
		$4,462,043	$2,947,450	$2,749,227

The Company's banking facility is due on demand and bears interest calculated and payable monthly in arrears and shall accrue at an annual rate of the HSBC prime rate plus 2% for Canadian denominated advances and at an annual rate equal to the HSBC Bank Canada US base rate plus 2% for US and other foreign currency denominated advances.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2011 AND 2010

(Expressed in United States Dollars)

5.	BANK INDEBTEDNESS (Continued)

The facility is secured by the following terms and conditions:

1)	A moveable hypothec in the amount of $7,800,000 Canadian dollars (“CAD”) covering inventory, claims, accounts receivable, book debts and moveable property of the Company.

2)	First priority charge on inventory.

3)	A personal guarantee for an amount up to $500,000 CAD by a shareholder of the Company.

4)	A corporate guarantee for an amount up to $750,000 CAD by Vinn Investments, a related party described in note 9.

5)	Postponement of all present advances from shareholders, Vinn Investments and Kroo Investments, related parties described in note 9.

As of October 31, 2011, Quinko-Tek was in compliance with the covenants of its bank indebtedness.

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The balance is comprised of:

	October 31, 2011	January 31, 2011

Trade payables	$1,066,610	$816,206
Accrued liabilities	766,970	1,160,505
	$1,833,580	$1,976,711

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2011 AND 2010

(Expressed in United States Dollars)

7.	INCOME TAXES

Reconciliation of the effective combined Canadian federal and provincial statutory rate of 19% (nine months ended October 31, 2010 - 19%) to current income tax expense:

	Nine Months Ended October 31, 2011	Nine Months Ended October 31, 2010

Income taxes on accounting income	$21,858	$21,712
Tax effect of expenses that are not deductible for income tax purposes	6,294	5,969
Tax effect of differences in the timing of deductibility of items for income tax purposes:
Property and equipment	11,025	9,828
Income taxes	$39,177	$37,509

The components of deferred income taxes have been determined at the combined Canadian federal and provincial statutory rate of 19% (January 31, 2011 - 19%) and are as follows:

	October 31, 2011	January 31, 2011

Deferred income tax (liability)
Property and equipment	$(50,165)	$(49,925)
Deferred income tax liability	$(50,165)	$(49,925)

8.	LOAN PAYABLE

As of October 31, 2011 and January 31, 2011, the Company had advances from a private company totaling $210,494 and $60,000, respectively. These advances are unsecured, non-interest bearing and are due on demand.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2011 AND 2010

(Expressed in United States Dollars)

9.	ADVANCES FROM RELATED PARTIES

As of October 31, 2011 and January 31, 2011, the Company had advances from related parties which are unsecured, non-interest bearing, and have been subordinated in favor of the banking covenants imposed by HSBC, except for the advances from Quinko-Tek Quebec which are due on demand.

The individual loans comprising advances from related parties are as follows:

	October 31, 2011	January 31, 2011

Emil Kroo - the father of a shareholder of the Company	$61,180	$62,326
Joshua Kroo - a shareholder of the Company	28,092	27,958
Kroo Investments - a company controlled by the father of one of Quinko-Tek's shareholders	145,479	144,783
Vinn Investments - a company controlled by the father of one of Quinko-Tek's shareholders	93,934	61,106
Quinko-Tek Quebec - a company controlled by a shareholder of the Company	380,622	372,188
	709,307	668,361
Less: current portion	380,622	372,188
	$328,685	$296,173

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2011AND 2010

(Expressed in United States Dollars)

10.	COMMITMENTS AND CONTINGENCY

Commitments

The approximate minimum rentals payable under long-term operating leases for premises, exclusive of certain operating costs for which the Company is responsible, are as follows:

2012 (three months)	$70,996
2013	308,629
2014	323,276
2015	326,414
2016	326,414
Thereafter	108,805
$1,677,520

Contingency

The Company has been named as the defendant in a lawsuit involving claims of approximately $62,000. In the opinion of management, this lawsuit is without merit and no provision has been made for these claims in the financial statements.  Should any loss result from these claims, such amount would be a reduction in net income in the year in which the loss occurs.

11.	RELATED PARTY TRANSACTIONS

The following transactions with related parties, as described in note 9, were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

a)	Sales to Quinko-Tek Quebec in the amount of $339,252 (October 31, 2010 - $352,853).

b)	Purchases from Quinko-Tek Quebec in the amount of $35,287 (October 31, 2011 - $185,915).

c)	Management fees from Quinko-Tek Quebec in the amount of $20,065 (October 31, 2011 - $14,615).

d)	Included in accounts payable is an amount owing of $349,235 (January 31, 2011 - $333,309) to Quinko-Tek Quebec.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATMENTS

(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED OCTOBER 31, 2011 AND 2010

(Expressed in United States Dollars)

12.	SUBSEQUENT EVENTS

On January 27, 2012 the Company consummated a Share Exchange Agreement, whereby 100% of its shares were acquired by Quinko-Tek International Inc., in exchange for the issuance of 3,838,191 shares of common stock and 8,133,309 shares exchangeable into shares of Quinko-Tek International Inc. common stock, par value $0.001.

The above transaction has been accounted for as a reverse merger (recapitalization) with Quinko-Tek International Inc. being deemed the legal acquirer and the Company being deemed the accounting acquirer.

F-21

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

FINANCIAL STATEMENTS
FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

CONTENTS

Page
AUDITORS' REPORT	F-23
FINANCIAL STATEMENTS
Balance Sheets	F-24 - F-25
Statements of Operations and Comprehensive Income (Loss)	F-26
Statements of Changes in Stockholders' Equity (Deficit)	F-27
Statements of Cash Flows	F-28
Notes to Financial Statements	F-29

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
152724 Canada Inc. (o/a Quinko-Tek International)

We have audited the accompanying balance sheets of 152724 Canada Inc. (o/a Quinko-Tek International) as of January 31, 2011 and 2010 and the related statements of operations and comprehensive income (loss), changes in stockholders' equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, these financial statements present fairly, in all material respects, the financial position of 152724 Canada Inc. (o/a Quinko-Tek International) as of January 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DNTW Chartered Accountants, LLP

Licensed Public Accountants

Markham, Canada

27 July 2011

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

BALANCE SHEETS

AS OFJANUARY 31,

(Expressed in United States Dollars)

		2011	2010
ASSETS
Current Assets
Accounts receivable, net	3	$1,359,777	$1,315,956
Inventory		4,511,334	3,155,812
Prepaid and sundry assets		101,243	101,094
Income taxes recoverable		-	42,354
Total Current Assets		5,972,354	4,615,216
Long Term Assets
Property and equipment, net	4	303,208	299,671
Deferred income taxes		-	84,168
Total Long Term Assets		303,208	383,839
Total Assets		$6,275,562	$4,999,055

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

BALANCE SHEETS (Continued)

AS OFJANUARY 31,

(Expressed in United States Dollars)

		2011	2010
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Bank indebtedness	5	$2,749,227	$2,422,042
Accounts payable and accrued liabilities	6	1,976,711	1,355,014
Income taxes payable	7	37,351	-
Loans payable	8	60,000	20,574
Advances from related party	9	372,188	100,332
Total Current Liabilities		5,195,477	3,897,962
Long Term Liabilities
Advances from related parties	9	296,173	1,258,708
Deferred income taxes	7	49,925	-
Total Long Term Liabilities		346,098	1,258,708
Commitments and Contingency	10

Stockholders' Equity (Deficit)
Class A stock - voting, participating shares, unlimited shares authorized, 655 shares issued and outstanding (2010 - 655 issued and outstanding)	459	459
Class B stock - non-voting, participating shares, unlimited shares authorized, none issued and outstanding (2010 - none issued and outstanding)	-	-
Class C stock - 1% monthly non-cumulative, voting, non-participating shares, redeemable at their paid-in value, unlimited shares authorized, none issued and outstanding (2010 - none issued and outstanding)	-	-
Class D stock - 1% monthly non-cumulative, non-voting, non-participating shares, redeemable at their paid-in value, unlimited shares authorized, none issued and outstanding (2010 - none issued and outstanding)	-	-
Class E stock - 1% monthly non-cumulative, voting, non-participating shares, redeemable and retractable at their paid-in value, unlimited shares authorized, none issued and outstanding, (2010 - none issued and outstanding)	-	-
Class F stock - 1% monthly non-cumulative, non-voting, non-participating shares, redeemable and retractable at their paid-in value, unlimited shares authorized, none issued and outstanding, (2010 - none issued and outstanding)	-	-
Accumulated other comprehensive loss	(907)	(12,106)

Retained earnings (deficit)		734,435	(145,968)
Total Stockholders' Equity (Deficit)	$	733,987	(157,615)
Total Liabilities and Stockholders' Equity (Deficit)		$6,275,562	$4,999,055

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED JANUARY 31,

(Expressed in United States Dollars)

	2011	2010
SALES	$9,912,698	$8,081,931
COST OF GOODS SOLD	6,698,077	5,689,781
GROSS PROFIT	3,214,621	2,392,150
OPERATING EXPENSES
General and administrative	1,516,385	1,331,620
Warehouse and selling	1,347,454	1,150,170
Interest and financing	160,104	135,219
Expenses related to US operations	103,940	-
TOTAL OPERATING EXPENSES	3,127,883	2,617,009
EARNINGS (LOSS) FROM OPERATIONS	86,738	(224,859)
Forgiveness of debt - loans payable	-	54,567
Forgiveness of debt - advances from related parties	974,300	-
EARNINGS (LOSS) BEFORE TAXES	1,061,038	(170,292)
Current income tax expense	44,233	-
Deferred income tax expense (recovery)	136,402	(80,244)
NET EARNINGS (LOSS)	880,403	(90,048)
OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation	11,199	(12,880)
COMPREHENSIVE INCOME (LOSS)	$891,602	$(102,928)
EARNINGS (LOSS) PER WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	1,344	(137)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	655	655

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED JANUARY 31, 2011 and 2010

(Expressed in United States Dollars)

	Shares	Capital Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total Stockholders' Equity (Deficit)
Balance, January 31, 2009	655	$459	$774	$(55,920)	$(54,687)
Net loss	-	-	-	(90,048)	(90,048)
Foreign currency translation	-	-	(12,880)	-	(12,880)
Balance, January 31, 2010	655	459	(12,106)	(145,968)	(157,615)
Net earnings	-	-	-	880,403	880,403
Foreign currency translation	-	-	11,199	-	11,199
Balance, January 31, 2011	655	$459	$(907)	$734,435	$733,987

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED JANUARY 31,

(Expressed in United States Dollars)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$880,403	$(90,048)
Items not requiring an outlay of cash:
Depreciation	81,455	77,486
Forgiveness of debt - loans payable	-	(57,235)
Forgiveness of debt - advances from related parties	(962,535)	-
Deferred income tax expense (recovery)	134,093	(84,168)
Changes in non-cash working capital:
Accounts receivable	(43,821)	(150,367)
Inventory	(1,355,522)	205,430
Prepaid and sundry assets	(149)	(5,358)
Accounts payable and accrued liabilities	621,697	93,282
Income taxes payable	79,705	920
CASH USED IN OPERATING ACTIVITIES	(564,674)	(10,058)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank indebtedness	327,185	106,242
Proceeds from (repayment of) loans payable	39,426	(42,940)
Advances from related parties	271,856	2,740
CASH PROVIDED BY FINANCING ACTIVITIES	638,467	66,042
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(84,992)	(51,580)
CASH USED IN INVESTING ACTIVITIES	(84,992)	(51,580)

EFFECT OF FOREIGN CURRENCY EXCHANGE TRANSLATION	11,199	4,404
	-	-
NET CHANGE IN CASH
CASH, BEGINNING OF YEAR	-	-
CASH, END OF YEAR	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION
INTEREST PAID	$124,407	$107,359
INCOME TAXES PAID	$45,083	$873

The accompanying notes are an integral part of these financial statements.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

1.	NATURE OF OPERATIONS

152724 Canada Inc. operating as Quinko-Tek International (the "Company" or "Quinko-Tek") was incorporated in 1986 under the federal laws of Canada and operates primarily in Montreal, Canada. The Company is a wholesaler and importer of hardware for the furniture and cabinet trade.

2.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are in accordance with accounting principles generally accepted in the United States of America.  Presented below are those policies considered particularly significant:

Revenue Recognition

Revenue is recognized once products are delivered to the customer and the transfer of ownership risks and benefits inherent to the property occurs. Revenue is recognized if persuasive evidence of an agreement exists, the sales price is fixed or determinable, and collectability is reasonably assured.

Inventory

Inventory is comprised of finished goods that the Company intends to resell to its customers. It is valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis. Cost includes components of invoice cost, foreign exchange, freight and duties. Net realizable value is the estimated selling price in the normal course of business, less applicable variable selling costs. The Company records lower of cost or market value adjustments based upon changes in market pricing, customer demand, or other economic factors for on-hand excess or slow-moving inventory.

Trade receivables

The Company's accounts receivable and related allowance for doubtful accounts are analyzed in detail on a quarterly basis and all significant customers with delinquent balances are reviewed to determine future collectability. Reserves are established in the quarter in which the Company makes the determination that the account is deemed uncollectible. As at January 31, 2011 and 2010, the allowance for doubtful accounts was assessed as $136,548 and $58,712, respectively.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification ("ASC") No. 740 Income Taxes which prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates.  The effects of future changes in tax laws or rates are not anticipated.

Under ASC No. 740 income taxes are recognized for the following: a) amount of tax payable for the current year, and b) deferred tax liabilities and assets for future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. Actual results could differ from these estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known. The Company's significant estimates include the allowance for doubtful accounts, the provision for slow-moving inventory, the useful lives and impairment of capital assets, the valuation allowance for deferred income taxes, accrued amounts for contingent and other liabilities, exchange rates used in foreign currency translation, fair values of financial instruments, and provisions for sales and purchase returns..

Earnings or Loss Per Share

The Company accounts for earnings per share pursuant to ASC No. 260 Earnings Per Share, which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus common stock equivalents (if dilutive) related to stock options and warrants for each year.

There were no dilutive equity instruments for the years ended January 31, 2011 and 2010.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

Management has determined that the functional currency of the Company is the Canadian dollar. The Company's accounts have been translated into United States dollars in accordance with the provisions of ASC No. 830 Foreign Currency Matters. Certain assets and liabilities of the Company are denominated in US dollars and European Euros. In accordance with the provisions of ASC No. 830, transaction gains and losses on these assets and liabilities are included in the determination of income for the relevant years. Adjustments resulting from the translation of the financial statements from their functional currencies to US dollars are accumulated as a separate component of accumulated other comprehensive income and have not been included in the determination of net income for the relevant years.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with the requirements of ASC No. 820, Fair Value Measurements and Disclosures. ASC No. 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 - Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 - Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The nature and valuation of the Company's financial instruments are discussed in note 12.

Comprehensive Income

ASC No. 220 Comprehensive Income establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income is presented in the statements of changes in stockholders' equity (deficit), and consists of foreign currency translation adjustments. ASC No. 220 requires only additional disclosures in the financial statements and does not affect the Company's financial position or results of operations.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Leases

The Company leases property and equipment in the ordinary course of business. Significant lease obligations relate to vehicles, equipment, and premises. These leases have varying terms and may or may not include purchase or buyout options and guaranteed residuals. The terms of these leases are considered when determining whether a lease is classified as operating or capital.

Assets under capital lease are capitalized using interest rates appropriate at the inception of each lease and are amortized over their estimated useful lives, using the same method as similar assets that the Company owns. The present value of the lease payments is recorded as a debt obligation.

Other leases are classified as operating when lease terms are significantly shorter than the assets' economic useful lives, or minimum lease payments are significantly lower than the purchase cost of the asset. Management expects that in the normal course of business, these leases will be renewed, replaced with new leases, or replaced with fixed asset expenditures. Minimum lease payments for the next five years are disclosed in note 10.

Property and Equipment

Property and equipment are recorded at historical cost less accumulated depreciation. Depreciation, based on the estimated useful lives of the assets, is provided using the under noted annual rates and methods:

Equipment	20% declining balance
Furniture and fixtures	20% declining balance
Computer hardware	30% declining balance
Computer software	30% declining balance
Leasehold improvements	10 years straight line

Valuation of Long-Lived Assets

In accordance with ASC No. 360 Property, Plant, and Equipment, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicated that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of the asset less costs to sell. Management has assessed that there is no impairment of long-lived assets as of January 31, 2011 and 2010.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820), clarifying the existing measurement and disclosure requirements and expanding the disclosure requirements for certain fair value measurements. This new standard would be effective for the Company in the first quarter of 2012. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220), requiring entities to present net income and other comprehensive income in either a single continuous statement or in two consecutive statements of net income and other comprehensive income.  Reclassification adjustments between net income and other comprehensive income must be shown on the face of the statement(s), with no resulting change in net earnings. This new standard would be effective for the Company in the first quarter of  2012. The adoption of this ASU is not expected to have a material effect on the Company’s financial statements.

3.	ACCOUNTS RECEIVABLE

The carrying amounts of trade accounts receivable are reduced by an allowance that reflects management’s best estimate of the amounts that will not be collected.  On January 31, 2011 and 2010, the allowance was $136,548 and $58,712, respectively.  Management individually reviews all accounts receivable balances and creates an allowance for doubtful accounts based on the credit worthiness of specific accounts and an estimate of other uncollectible accounts based on historical performance and current economic conditions.

4.	PROPERTY AND EQUIPMENT

The components of property and equipment are as follows:

	Cost	Depreciation	Net 2011	Net 2010

Equipment	$447,484	$316,988	$130,496	$94,756
Furniture and fixtures	131,771	114,976	16,795	24,761
Computer hardware	206,372	180,483	25,889	29,220
Computer software	102,235	83,035	19,200	23,252
Leasehold improvements	364,598	253,770	110,828	127,682
	$1,252,460	$949,252	$303,208	$299,671

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

5.	BANK INDEBTEDNESS

The Company's bank indebtedness provided by HSBC Bank Canada (“HSBC”) is summarized as follows:

	Interest rate	Maximum available borrowing	2011	2010

HSBC operating line of credit	HSBC prime plus 2%	2,746,000	$2,749,227	$2,422,042
HSBC foreign exchange line of credit	US base rate plus 2%	1,513,000	-	-
		$4,259,000	$2,749,227	$2,422,042

The Company's banking facility is due on demand and bears interest calculated and payable monthly in arrears and shall accrue at an annual rate of the HSBC prime rate plus 2% for Canadian denominated advances and at an annual rate equal to the HSBC Bank Canada US base rate plus 2% for US and other foreign currency denominated advances.

The facility is secured by the following terms and conditions:

1)	A moveable hypothec in the amount of $7,800,000 Canadian dollars (“CAD”) covering inventory, claims, accounts receivable, book debts and moveable property of the Company.

2)	First priority charge on inventory.

3)	A personal guarantee for an amount up to $500,000 CAD by a shareholder of the Company.

4)	A corporate guarantee for an amount up to $750,000 CAD by Vinn Investments, a related party described in note 9.

5)	Postponement of all present advances from shareholders, Vinn Investments and Kroo Investments, related parties described in note 9.

As of January 31, 2011, Quinko-Tek was in compliance with the covenants of its bank indebtedness.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

6.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The balance is comprised of:

	2011	2010

Trade payables	$816,206	$789,241
Accrued liabilities	1,160,505	565,773
	$1,976,711	$1,355,014

7.	INCOME TAXES

Reconciliation of the effective combined Canadian federal and provincial statutory rate of 19% (2010 - 19%) to current income tax expense:

	2011	2010

Income taxes (recovery) on accounting income	$201,597	$(32,355)
Tax effect of expenses that are not deductible for income tax purposes	7,959	8,461
Tax effect of differences in the timing of deductibility of items for income tax purposes
Property and equipment	13,104	3,924
Forgiveness of debt	(178,427)	-
Change in valuation allowance	-	19,970
Income taxes	$44,233	$-

The components of deferred income taxes have been determined at the combined Canadian federal and provincial statutory rate of 19% (2010 - 19%) and are as follows:

	2011	2010

Deferred income tax (liability) asset:
Property and equipment	$(49,925)	$11,429
Non-capital losses	-	92,709
Valuation allowance	-	(19,970)
Deferred income tax (liability) asset	$(49,925)	$84,168

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

8.	LOAN PAYABLE

As of January 31, 2011 and 2010, the Company had advances from a private company totaling $60,000 and $20,574, respectively. These advances are unsecured, non-interest bearing and are due on demand.

9.	ADVANCES FROM RELATED PARTIES

As of January 31, 2011 and 2010, the Company had advances from related parties which are unsecured, non-interest bearing, and have been subordinated in favor of the banking covenants imposed by HSBC, except for the advances from Quinko-Tek Quebec which are due on demand.

The individual loans comprising advances from related parties are as follows:

	2011	2010

Emil Kroo - the father of a shareholder of the Company	$62,326	$58,496
Joshua Kroo - a shareholder of the Company	27,958	26,186
Kroo Investments - a company controlled by the father of one of Quinko-Tek's shareholders	144,783	135,604
Vinn Investments - a company controlled by the father of one of Quinko-Tek's shareholders	61,106	1,038,422
Quinko-Tek Quebec - a company controlled by a shareholder of the Company	372,188	100,332
	668,361	1,359,040
Less: current portion	372,188	100,332
	$296,173	$1,258,708

10.	COMMITMENTS AND CONTINGENCY

Commitments

The approximate minimum rentals payable under long-term operating leases for premises, exclusive of certain operating costs for which the Company is responsible, are as follows:

2012	$280,579
2013	294,558
2014	308,537
2015	311,532
2016	311,532
Thereafter	103,844
$1,610,582

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

10.	COMMITMENTS AND CONTINGENCY (Continued)

Contingency

The Company has been named as the defendant in a lawsuit involving claims of approximately $62,000. In the opinion of management, this lawsuit is without merit and no provision has been made for these claims in the financial statements. Should any loss result from these claims, such amount would be a reduction in net income in the year in which the loss occurs.

11.	RELATED PARTY TRANSACTIONS

The following transactions with related parties as described in note 9 were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.

a)	Sales to Quinko-Tek Quebec in the amount of $448,915 (2010 - $472,857)

b)	Purchases from Quinko-Tek Quebec in the amount of $247,887 (2010 - $297,024)

c)	Management fees from Quinko-Tek Quebec in the amount of $19,486 (2010 - $23,776).

d)
On May 4, 2010, Vinn Investments forgave $974,300 of the advances owing by Quinko-Tek. The remaining balance of these advances are described in note 9. Forgiveness of these advances are included in calculation of net earnings for the year ended January 31, 2011.

e)	Included in accounts payable is an amount owing of $333,309 (2010 - $46,598) to Quinko-Tek Quebec and an amount owing of $Nil (2010 - $12,029) to a shareholder.

12.	FINANCIAL INSTRUMENTS

Fair Values

The Company's financial instruments include accounts receivable and payable, bank indebtedness, income taxes payable, loans payable, and advances from related parties.

The estimated fair value of financial instruments has been determined by the Company using available market information and valuation methodologies. Considerable judgment is required to estimate fair value. Accordingly, the estimates may not be indicative of the amounts the Company could realize in a current market exchange. As of January 31, 2011 and 2010, the carrying amounts of the above financial instruments approximate their fair values due to the short term maturities of these instruments. The long term advances from related parties are due on demand but have been subordinated in favor of the banking convenants imposed by HSBC. Since the date of repayment of these advances cannot be determined at this time, their fair values are not practical to estimate.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

12.	FINANCIAL INSTRUMENTS (Continued)

Credit Risk Management

Credit risk is the risk that a counterparty will fail to meet its obligations to the Company for amounts owed. The Company is exposed to credit risk on the accounts receivable from its customers. In order to reduce its credit risk, the Company monitors the financial condition of its customers and reviews the credit history of each new customer. Management regularly reviews the credit terms of their customers and adjusts them to correspond to historical trends or changing economic circumstances. As of January 31, 2011, 15% of accounts receivable were due from one customer.

Foreign Currency Risk

Foreign currency risk is the risk that fluctuations in the rates of exchange between foreign currencies and the Canadian dollar will impact future cash flows. The Company is exposed to foreign currency risk on the settlement of certain assets and liabilities which are denominated in foreign currencies other than the Company's functional currency, most notably the United States Dollar and European Euro.

As of January 31, 2011, assets and liabilities denominated in foreign currencies were as follows:

	US Dollars	Euros
Cash (included in bank indebtedness)	17,671	14,802
Accounts receivable	520,405	-
Accounts payable	804,905	73,788

The Company enters into foreign exchange contracts to hedge future cash flows in US dollars and Euros whereby it purchases specific amounts of currencies at predetermined dates and exchange rates. These contracts are matched with anticipated operational cash flows in US dollars and Euros, the amounts of which are estimated based on current conditions in the Company's markets and past experience. The Company does not trade in foreign exchange contracts for speculative purposes.

Interest Rate Risk

Interest rate risk is the risk that fair value of future cash flows from a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk on its operating line of credit, which is interest bearing at a variable rate based on the HSBC prime rate.

152724 CANADA INC. (O/A QUINKO-TEK INTERNATIONAL)

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEARS ENDED JANUARY 31, 2011 AND 2010

(Expressed in United States Dollars)

13.	SUBSEQUENT EVENTS

Events that have occurred subsequent to January 31, 2011 have been evaluated through the date of this audit report. There have been no subsequent events that occurred during such period that would require disclosure in these financial statements or would be required to be recognized in the financial statements as of or for the year ended January 31, 2011.

(b)  Pro Forma Financial Information.

QUINKO-TEK INTERNATIONAL INC.

PRO FORMA CONSOLIDATED BALANCE SHEETS
(Unaudited)

	152724 Canada Inc. (O/A Quinko –Tek International) October 31, 2011	Quinko-Tek International Inc. October 31, 2011	Pro Forma Adjustments	Note Ref.	Pro Forma Consolidated 31 October 2011

ASSETS

Current Assets
Cash	$-	$6,236	$-		$6,236
Accounts receivable, net	1,954,860	-	-		1,954,860
Inventory	4,227,213	-	-		4,227,213
Prepaid and sundry assets	103,377	-	-		103,377
Income taxes recoverable	16,661	-	-		16,661
Total Current Assets	6,302,111	6,236	-		6,308,347

Long Term Assets
Property and equipment, net	261,031	-	-		261,031
Total Long Term Assets	261,031	-	-		261,031
Total Assets	$6,563,142	$6,236	$-		$6,569,378

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Bank indebtedness	$2,947,450	$-	$-	$2,947,450
Accounts payable and accrued liabilities	1,833,580	-	-	1,833,580
Loan payable	210,494	-	-	210,494
Advances from related party	380,622	-	-	380,622
Total Current Liabilities	5,372,146	-	-	5,372,146

Long Term Liabilities
Long term debt	328,685	-	-	328,685
Deferred income taxes	50,165	-	-	50,165
Total Long Term Liabilities	378,850	-	-	378,850

Stockholders' Equity
Common stock	459	4,006	(459)	(a)	4,006
Additional paid-in capital	-	127,649	(124,960)	(a)(b)	2,689
Accumulated other comprehensive loss	1,388	-	-		1,388
Retained earnings (accumulated deficit)	810,299	(125,419)	125,419	(b)	810,299
Total Stockholders' Equity	812,146	6,236	-		818,382
Total Liabilities and Stockholders' Equity	$6,563,142	$6,236	$-		$6,569,378

QUINKO-TEK INTERNATIONAL INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	152724 Canada Inc. (O/A Quinko –Tek International) For The Nine Months Ended October 31, 2011	Quinko-Tek International Inc. For The Nine Months Ended October 31, 2011	Pro Forma Adjustments	Note Ref.	Pro Forma Consolidated October 31, 2011
SALES	$8,775,575	$-	$-		$8,775,575
COST OF GOODS SOLD	5,900,789	-	-		5,900,789
GROSS PROFIT	2,874,786	-	-		2,874,786
EXPENSES
General and administrative	1,186,837	125,397	(125,397)	(b)	1,186,837
Warehouse and selling	1,304,163	-	-		1,304,163
Interest and financing	130,523	22	(22)	(b)	130,523
Expenses related to US operations	138,220	-	-		138,220
TOTAL EXPENSES	2,759,743	125,419	(125,419)		2,759,743
EARNINGS (LOSS) BEFORE TAXES	87,811	(125,419)	125,419		87,811
Current income tax expense	(39,177)	-	-		(39,177)
NET EARNINGS (LOSS)	$75,866	$(125,419)	$125,419		$75,866

QUINKO-TEK INTERNATIONAL INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

The following unaudited pro forma balance sheet gives effect to the Share Exchange Agreement entered into between Quinko-Tek International Inc., a Nevada corporation (“Quinko USA” or the “Company”) and 152724 Canada Inc. (O/A Quinko –Tek International), a corporation organized in 1986 pursuant to the federal laws of Canada (“Quinko”). The unaudited pro forma balance sheet has been prepared from the historical financial statements of Quinko USA and Quinko and should be read in conjunction therewith.

On January 26, 2012 the Company consummated a Share Exchange Agreement, whereby it acquired 100% of the shares of Quinko in exchange for the issuance of 3,838,191 shares of common stock and 8,133,309 exchangeable shares into common stock of the Company, par value $0.001.  As a result of the transaction, the former shareholders of Quinko will have received approximately 75% ownership of the Company.

The above transaction has been accounted for as a reverse merger (recapitalization) with the Quinko USA being deemed the legal acquirer and Quinko being deemed the accounting acquirer.  Accordingly, the historical financial information presented in the financial statements is that of Quinko as adjusted to give effect to any difference in the par value of the issuer’s and the accounting acquirer’s stock with an offset to additional paid in capital.  The basis of the assets and liabilities of Quinko, the accounting acquirer, has been carried over in the recapitalization.  The terms of the Agreement were consummated on January 26, 2012 and Quinko USA now owns 100% of the equity interests of Quinko.

Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma financial data. The unaudited pro forma financial statement information has been provided for informational purposes only and should not be considered indicative of the Company’s financial position or results of operations. In addition, the unaudited pro forma financial statement information does not purport to represent the future financial position or results of operations of the Company.

PRO FORMA ADJUSTMENTS

The unaudited pro forma consolidated financial statements incorporate the following pro forma adjustments:

(a)	Common stock has been reduced by $459 to eliminate the shares of Quinko upon consolidation
(b)
To record the reverse merger and recapitalization of Quinko, including the elimination of Quinko USA’s losses and accumulated deficit and the issuance of 8,133,309 shares of common stock and 3,838,191 exchangeable shares into common stock of the Company, par value $0.001.

4,005,640 Shares

QUINKO-TEK INTERNATIONAL, INC.

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is______________, 2012

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses and Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of securities being registered.

Securities and Exchange Commission registration fee	$15.15
Federal Taxes	$0.00
State Taxes and Fees	$0
Transfer Agent Fees	$1,000.00
Accounting fees and expenses	$106,500.00
Legal fees and expense	$50,000.00
Blue Sky fees and expenses	$0.00
Miscellaneous	$0.00
Total	$157,515.15

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

In August 2011, we sold 4,005,640 shares of common stock for approximately $130,000. The restricted shares were sold to 111 non-U.S. investors pursuant to a private placement offering at $0.033 per share.  Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Regulation S of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our securities, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On January 26, 2012, we issued 3,838,191 shares to Joshua Kroo in exchange for his 210 shares in CanCo. These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and were issued as founders shares. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered.

Pursuant to the rollover agreement and the support agreement, on January 26, 2012, we reserved 8,133,309 shares of common stock for issuance to individuals and entities as designated by the owners of the Exchangeable Shares in exchange for 445 outstanding shares of CanCo. Such securities were not registered under the Securities Act.  These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

Item 16. Exhibits.

Exhibit No.	Description

3.1	Articles of Incorporation.
3.2	By-Laws.
3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.
5.1	Legal Opinion of Anslow & Jaclin, LLP.
10.1	Share Exchange Agreement entered into by and among Quinko-Tek International, Inc., 152724 Canada Inc. and Joshua Kroo, dated January 26, 2012.
10.2	Rollover Agreement by and between Ira Kroo and Quinko-Tek Acquisition Corp., dated January 26, 2012.
10.3	Support Agreement entered in by and among entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp. and Quinko-Tek Acquisition Corp., dated January 26, 2012.
10.4
Voting and Exchange Trust Agreement, entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp., Quinko-Tek Acquisition Corp. and Patriquin Law Professional Corporation, dated January 26, 2012.

21.1	List of subsidiaries of the Registrant.
23.1	Consent of DNTW Chartered Accountants, LLP.
23.2	Consent of Anslow & Jaclin, LLP. (included in Exhibit 5.1)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

              (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       i.       To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

       iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

              (2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              (5)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

               (6)      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

        i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

        ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

        iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

        iv.     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quebec, Canada, on February 29, 2012.

Quinko-Tek International, Inc.

By:	/s/ Ira Kroo
Ira Kroo Chief Executive Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date

/s/ Ira Kroo	President, Chief Executive Officer, Chief	March 1, 2012
Ira Kroo	Financial Officer, Secretary and Director

/s/ Joshua Kroo	Treasurer and Director	March 1, 2012
Joshua Kroo

/s/ Gavriella Kroo	Director	March 1, 2012
Gavriella Kroo

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles of Incorporation.
3.2	By-Laws.
3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock.
5.1	Legal Opinion of Anslow & Jaclin, LLP.
10.1	Share Exchange Agreement entered into by and among Quinko-Tek International, Inc., 152724 Canada Inc. and Joshua Kroo, dated January 26, 2012.
10.2	Rollover Agreement by and between Ira Kroo and Quinko-Tek Acquisition Corp., dated January 26, 2012.
10.3	Support Agreement entered in by and among entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp. and Quinko-Tek Acquisition Corp., dated January 26, 2012.
10.4
Voting and Exchange Trust Agreement, entered in by and among Quinko-Tek International, Inc., Quinko-Tek Call Corp., Quinko-Tek Acquisition Corp. and Patriquin Law Professional Corporation, dated January 26, 2012.

21.1	List of subsidiaries of the Registrant.
23.1	Consent of DNTW Chartered Accountants, LLP.
23.2	Consent of Anslow & Jaclin, LLP. (included in Exhibit 5.1)